Exhibit 2

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

GREATER BAY BANCORP, GBBK Corp., and

ALBURGER BASSO DE GROSZ INSURANCE SERVICES, INC.

dated as of December 18, 2001

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          This Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of December 18, 2001, by and among Greater Bay Bancorp (“GBB”), a California corporation, Alburger Basso de Grosz Insurance Services, Inc. (“ABD”), a California corporation, and GBBK Corp. (“Newco”), a California corporation and wholly owned subsidiary of GBB.

W I T N E S S E T H:

          WHEREAS, the Boards of Directors of GBB and ABD have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein, subject to the terms and conditions set forth herein;

          WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

          The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

          “ABD Common Stock” means the common stock, no par value, of ABD.

          “ABD Dissenting Shares” means any shares of ABD Common Stock held by “dissenting shareholders” within the meaning of Chapter 13 of the CGCL.

          “ABD Executive Committee” means the committee comprised of the following members: Bruce Basso, Frederick de Grosz, George Jaynes, Samuel Jones, Andrew Sterngold, Debora Karstetter, James Hall, James Czesak and Dan Francis.

          “ABD Filings” shall have the meaning set forth in Section 3.5.

          “ABD Financial Statements” means the audited consolidated financial statements of ABD consisting of the consolidated balance sheets as of January 31, 1999, 2000, and 2001, the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended and related notes thereto and related opinions thereon for the years then ended and ABD’s unaudited consolidated balance sheet and consolidated statements of income, shareholders’ equity and cash flows as of and for the nine-month period ended October 31, 2001.

          “ABD Perfected Dissenting Shares” means any ABD Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status of ABD Dissenting Shares.

          “ABD Property” shall have the meaning set forth in Section 3.12(b).

          “ABD Sale Date” shall have the meaning set forth in Section 2.3(c)(vi)(1).

          “ABD Sale Payment” shall have the meaning set forth in Section 2.3(c)(vi)(1) and Section 2.3(c)(vi)(2).

          “ABD Sale or Spin-Off” means a transaction after the Effective Time involving (a) a sale or distribution of equity securities representing more than 50% of the outstanding Voting Power or effective economic interests of the Surviving Corporation to a Person or Persons or (b) a merger or consolidation of the Surviving Corporation with, or sale of substantially all of the assets of the Surviving Corporation to, another Person, other than in the case of each of subclauses (a) and (b) a Person or Persons in which Greater Bay or its Parent directly or indirectly beneficially owns equity securities representing (as defined in Rule 13d-3 of the Exchange Act) more than 50% of the outstanding Voting Power or effective economic interests.

          “ABD SARs” means ABD stock appreciation rights.

          “ABD Shareholders” means the holders of the ABD Common Stock.

          “ABD Shareholders’ Representative” shall have the meaning set forth in Section 8.5.

          “ABD Stock Bonus Awards” means the awards of ABD Common Stock to employees of ABD.

          “ABD Stock Options” means any option issued pursuant to the ABD Stock Option Plans.

          “ABD Stock Option Plans” means the ABD 1994 Incentive Stock Option Plan, the 1997 Incentive Stock Option Plan and the 2000 Stock Option Plan.

          “ABD Supplied Information” shall have the meaning set forth in Section 3.28.

          “Affiliate” of, or a Person “Affiliated” with, a specific Person(s) is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person(s) specified.

          “Affiliated Group” means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns.

          “Aggregate Earn-Out Payments” means the sum of the Base Earn-Out Payment, Incremental Earn-Out Payment and Excess Earn-Out Payment.

          “Aggregate Fair Market Value” means the amount determined by multiplying (a) the number of shares of GBB Preferred Stock included or to be included in the Initial Payment, Base Earn-Out Payment, Incremental Earn-Out Payment, Excess Earn-Out Payment or the Aggregate Earn-Out Payments and (b) the Fair Market Value of a share of GBB Preferred Stock determined as of a specified date.

          “Aggregate Stated Value” means the amount determined by multiplying (a) the number of shares of GBB Preferred Stock included or to be included in any of the Initial Payment, Base Earn-Out Payment, Incremental Earn-Out Payment, Excess Earn-Out Payment or the Aggregate Earn-Out Payments and (b) $50.00, the stated value of each share of GBB Preferred Stock.

          “Agreement of Merger” shall have the meaning set forth in Section 2.2 hereof.

          “Base Earn-Out Amount” shall have the meaning set forth in subclauses (A), (B) or (C) of Section 2.3(c)(ii)(2).

          “Base Earn-Out Payment” shall have the meaning set forth in Section 2.3 (c)(ii)(2).

          “Benefit Arrangements” shall have the meaning set forth in Section 3.20(b).

          “BHCA” means the Bank Holding Company Act of 1956, as amended.

          “Book of Business” shall have the meaning set forth in Section 3.33.

          “Business Day” means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

          “CGCL” means California General Corporation Law.

          “CSL” means the California Corporate Securities Law of 1968, as amended.

          “Certificates” shall have the meaning set forth in Section 2.8(b).

          “Certificate of Determination” shall mean the Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of Series B Preferred Stock of Greater Bay Bancorp substantially in the form attached hereto as Exhibit B.

          “Change In Control” means (A) a merger or consolidation of GBB with or into another entity or any other Reorganization in which the shareholders of GBB will own immediately after consummation of such transaction equity securities (other than any warrant or right to subscribe to or purchase those equity securities) of the acquiring or surviving entity, or Parent of such entity, possessing less than 50% of the Voting Power of the acquiring or surviving entity or Parent of such entity; or (B) any “person” as such term in used in Sections 13(d) and 14(d) of the Exchange Act, other than GBB or any entity owned, directly or indirectly, by shareholders of GBB in substantially the same proportions as their ownership of GBB’s voting securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of GBB securities representing 50% or more of the Voting Power of GBB. In making the determination of ownership by the shareholders or equity holders of a corporation or entity, immediately after a transaction, of equity securities pursuant to the preceding sentence, equity securities which they owned immediately before the transaction as shareholders or equity holders of another party to the transaction shall be disregarded. The Voting Power of a corporation shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote but not assuming the exercise of any warrant or right to subscribe to or purchase those shares.

          “Change in Control Date” shall have the meaning set forth in Section 2.3(c)(v).

          “Change in Control Payment” shall have the meaning set forth in Section 2.3(c)(v).

          “Closing” and “Closing Date” shall have the meanings set forth in Section 2.2 hereof.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Commission” means the Securities and Exchange Commission.

          “Commissioner of Corporations” means the Commissioner of the Department of Corporations of the State of California.

          “Commissioner of Insurance” means the Commissioner of the Department of Insurance of the State of California.

          “Consultants’ Agreements” means the financial advisory agreements, between ABD and First San Francisco Corporation dated April 30, 2001; ABD and U.S. Bancorp Piper Jaffrey dated August 28, 2001; and ABD and John Jaques dated February 12, 2001.

          “Earn-Out Payment” shall have the meaning set forth in Section 2.3(c) hereof.

          “Earn-Out Period” means each of the 12 months ended December 31, 2002, 2003 and 2004 with respect to the Base Earn-Out Payment and each of the 12 months ended December 31, 2002, 2003, 2004 and 2005 with respect to the Incremental Earn-Out Payment and Excess Earn-Out Payment.

          “EBITDA” means net after tax income of ABD from January 1, 2002 to the Effective Time and thereafter the Surviving Corporation calculated in accordance with generally accepted accounting principles in the United States, with the following items added back to net income: (a) income tax expense, whether federal, state, local, or foreign, (b) interest expense, (c) normal depreciation of property, equipment and other fixed assets, (d) expense associated with normal amortization of intangibles, (e) expense associated with accelerated amortization of intangibles associated with lost book of business, (f) expense associated with impairment of intangibles, including goodwill, (g) any Losses for which GBB is indemnified in full pursuant to Article VIII, and (h) other items mutually agreed by GBB and the ABD Shareholders’ Representative on a case-by-case basis.

          In addition, EBITDA will: (i) exclude (i.e., not be reduced by the expense of) any and all retention bonus payments from the unfunded retention bonus pool GBB will establish pursuant to Section 5.13 hereof or payments from the Separate Account established pursuant to Section 5.17 hereof (ii) include the income generated from any referrals of insurance business from employees of GBB and its subsidiaries after deducting all related referral fees payable to such persons, (iii) include interest income related to Operating Cash Balances of the Surviving Corporation calculated on the basis of the 90 day treasury bill plus 0.50%, (iv) exclude any amortization of goodwill generated by the transactions contemplated by this Agreement, and (v) exclude any allocation of GBB overhead expense allocated to the Surviving Corporation. Adjustments to EBITDA related to acquisitions of other insurance entities will be governed by Appendix A to this Agreement.

          “Effective Time” shall have the meaning set forth in Section 2.2.

          “Employee Plans” shall have the meaning set forth in Section 3.20(a).

          “Encumbrance” means any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

          “Environmental Regulations” shall have the meaning set forth in Section 3.12(b).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliates” shall have the meaning set forth in Section 3.20(a).

          “Excess Earn-Out Payment” shall have the meaning set forth in Section 2.3 (c)(ii)(4).

          “Excess Amount” shall have the meaning set forth in Section 2.3 (c)(ii)(4).

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Exchange Agent” means Wells Fargo Bank Minnesota, N.A. or such other bank or trust company as shall be determined by GBB.

          “Exchange Fund” shall have the meaning set forth in Section 2.7(a) hereof.

          “Fair Market Value” means the fair market value of a share of GBB Preferred Stock determined by a nationally recognized investment banking firm selected by GBB and reasonably acceptable to ABD or, after the Effective Time, the ABD Shareholder’s Representative.

          “Forecast EBITDA” means the amount set forth for each Earn-Out Period on Appendix A attached hereto.

          “FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

          “GBB Common Stock” means the common stock, no par value, of GBB.

          “GBB Filings shall have the meaning set forth in Section 4.4.

          “GBB Financial Statements” means the audited consolidated financial statements of GBB consisting of the consolidated balance sheets as of December 31, 1998, 1999 and 2000, the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended and GBB’s unaudited consolidated balance sheets and consolidated statements of operations, shareholders’ equity and cash flows as of and for the nine-month period ended September 30, 2001.

          “GBB Indemnified Person” shall have the meaning set forth in Section 8.2(a).

          “GBB Preferred Stock” means the Series B Non-Cumulative Convertible Preferred Stock, of GBB with a stated value and liquidation preference per share of $50.00 as set forth in the Certificate of Determination attached hereto as Exhibit B.

          “GBB Supplied Information” shall have the meaning set forth in Section 4.13.

          “Governmental Entity” means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

          “Hazardous Materials” shall have the meaning set forth in Section 3.12(b).

          “Hearing” shall have the meaning set forth in Section 5.2.

          “Hearing Notice” shall have the meaning set forth in Section 5.2.

          “Hurdle Amount” means the amount set forth for each Earn-Out Period on Appendix A attached hereto.

          “Hurdle EBITDA” means the amount set forth for each Earn-Out Period on Appendix A attached hereto.

          “Incremental Earn-Out Payment” shall have the meaning set forth in Section 2.3(c)(ii)(3).

          “Incremental Amount” shall have the meaning set forth in Section 2.3(c)(ii) (3).

          “Indemnifying ABD Shareholder(s)” shall have the meaning set forth in Section 8.2(c).

          “Indemnified Party” shall have the meaning set forth in Section 8.3(a).

          “Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

          “Initial Payment” means (x) cash of $57.5 million, plus an amount equal to the sum of the interest that would be earned (1) on $57.5 million at the rate of five percent (5%) per annum calculated on the basis of a 365 day year from January 1, 2002 to the Effective Time and (2) on $72.5 million at the rate of seven and one quarter percent (7.25%) per annum calculated on the basis of a 365 day year from January 1, 2002 to the Effective Time, and (y) 1,450,000 shares of GBB Preferred Stock having an Aggregate Stated Value of $72.5 million.

          “Loss Amount” shall have the meaning set forth in Section 8.2(b)(i).

          “Loss Notice” shall have the meaning set forth in Section 8.2(b)(i).

          “Loss” or “Losses” shall mean all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorney’s fees and disbursements.

          “Merger” shall have the meaning set forth in Section 2.1(a).

          “Operating Cash Balances” shall mean an amount equal to two months of operating expenses of the Surviving Corporation plus $100,000 based on the average of operating expenses for the last six months immediately preceding the date of determination.

          “Parent” shall have the meaning provided in Section 175 of the CGCL with respect to Sections 1001, 1101, and 1113 of the CGCL.

          “Permit Application” shall have the meaning set forth in Section 5.2.

          “Person” means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated body, government or governmental department or agency.

          “Previously Disclosed” means disclosed in a letter dated the date hereof and delivered on or prior to the date hereof from the disclosing party or parties to the other party or parties specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

          “Pro Rata Amount” means with respect to any of the Initial Payment and Aggregate Earn-Out Payments for any Earn-Out Period (including the modification of the Aggregate Earn-Out Payments pursuant to Section 2(c)(v) and Section 2(c)(vi)) the quotient obtained by dividing each of (a) the aggregate amount of cash and aggregate number of shares of GBB Preferred Stock (or in the case of Section 2.3(c)(v), other securities) comprising each such payment by (b) the number of shares of ABD Common Stock issued and outstanding immediately prior to the Effective Time. The amount of cash payable to any Person shall be rounded to two decimal places and the number of shares of GBB Preferred Stock (or other securities) payable to a Person shall be rounded to four decimal places and shall be paid in accordance with the number of shares of issued and outstanding ABD Common Stock owned of record by such ABD Shareholder prior to the Effective Time as reflected in the report provided by ABD to GBB and the Exchange Agent at Closing.

          “PwC” means PricewaterhouseCoopers LLP.

          “Rights” means warrants, options, rights, including stock appreciation rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

          “Reorganization” shall have the meaning provided in Section 181 of the CGCL.

          “Response Notice” shall have the meaning set forth in Section 8.2(b)(iii).

          “Scheduled Contracts” shall have the meaning set forth in Section 3.16.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Securities Documents” means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

          “Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

          “Separate Account” shall have the meaning set forth in Section 5.17.

          “Surviving Corporation” shall have the meaning set forth in Section 2.1(a).

          “Tangible Net Worth” means the total stockholders’ equity of ABD as calculated by PwC based on an audit of the balance sheet of ABD as of December 31, 2001, prepared in accordance with generally accepted accounting principles in the United States, and as adjusted (to the extent not otherwise deducted and without duplication):

          (a)  to eliminate all goodwill and identifiable intangibles (including, but not limited to customer expiration lists and non-compete agreements);

          (b)  to deduct the total expense relating to ABD’s stock appreciation rights liability to be paid in cancellation of such stock appreciation rights prior to the Effective Time; and the total expense relating to the vesting of currently outstanding unvested stock bonus grants of ABD prior to the Effective Time;

          (c)  to deduct the expense related to the forgiveness prior to the Effective Time of loans made by ABD to its employees, shareholders or others and to deduct the related notes receivable;

          (d)  to deduct any valuation allowances necessary to record receivables at their net realizable values immediately prior to the Effective Time;

          (e)  to deduct all expenses related to the sale and discontinued operations of the TPA business of ABD;

          (f)  to deduct all expenses related to the transactions contemplated by this Agreement;

          (g)  to reflect any adjustments necessary to properly reflect amounts at which the liabilities of ABD could be settled; and

          (h)  to reflect appropriate adjustments for any dividends or distributions on the ABD Common Stock, payments made or to be made and expenses incurred or to be incurred or any other actions taken by ABD which are Previously Disclosed pursuant to Section 5.6 prior to the Effective Time.

          The Tangible Net Worth calculation will be based on a closing audit of ABD’s balance sheet as of December 31, 2001, to be performed by PwC.

          “Tank” shall have the meaning set forth in Section 3.12(b).

          “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

          “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, surplus line, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a); and (c) any transferred liability in respect of any items described in clauses (a) and/or (b).

          “Third Party Claim” shall have the meaning set forth in Section 8.3.

          “Trading Day” means a day on which the principal national securities exchange on which the GBB Common Stock or common stock of the acquiring or surviving entity or Parent party thereof in a transaction resulting in a Change in Control is listed or admitted to trading is open for the transaction of business.

          “Voting Power” shall have the meaning provided in Section 194.5 of the CGCL.

ARTICLE II
THE MERGER

          2.1    The Merger.

          (a)  Subject to the terms and conditions of this Agreement, at the Effective Time, ABD shall be merged with and into Newco (the “Merger”) in accordance with the provisions of Sections 1101 and 1103 of the CGCL. Newco shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) of the Merger, and shall continue its corporate existence under the laws of the State of California. Upon consummation of the Merger, the separate corporate existence of ABD shall terminate.

          (b)  From and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the CGCL.

          (c)  The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of Newco in effect immediately preceding the Effective Time, except that Article First of the Articles of Incorporation shall be amended to read as follows: “First: The name of the corporation is Alburger Basso de Grosz Insurance Services, Inc.,” until altered, amended or repealed in accordance with their terms and applicable law.

          (d)  At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of the Board of Directors of ABD immediately prior to the Effective Time and Duncan Matteson and David L. Kalkbrenner; and the executive officers of the Surviving Corporation shall be the executive officers of ABD immediately prior to the Effective Time. Directors and executive officers of the Surviving Corporation shall serve in their capacities as such in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

          (e) At the Effective Time, the Board of Directors of GBB shall consist of the Board of Directors of GBB immediately prior to the Effective Time and Fred de Grosz. After the Effective Time, GBB shall appoint representatives of ABD to the boards of directors of one or more of GBB’s banking subsidiaries. The ABD representatives to be appointed to the GBB banking subsidiary boards shall be determined by GBB after consultation with ABD.

          2.2    Effective Time; Closing.    The Merger shall become effective upon the occurrence of the filing of an agreement of merger substantially in the form attached hereto as Exhibit A (the “Agreement of Merger”) with the Secretary of State of the State of California pursuant to Sections 1101 and 1103 of the CGCL, unless a later date and time is specified as the effective time in such Agreement of Merger (the “Effective Time”). A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Pacific Time, on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) (the “Closing Date”), at the principal executive offices of GBB in Palo Alto, California, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to GBB and ABD the opinions, certificates and other documents required to be delivered under Article VI hereof.

          2.3    Treatment of Capital Stock.

          Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder:

          (a)  each share of GBB Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding;

          (b)  each share of Newco common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding; and

          (c)  subject to Sections 2.3(c)(iii), 2.3(c)(iv), 2.3(c)(v), 2.3(c)(vi), 2.3(c)(vii) and 2.5 hereof, each share of ABD Common Stock issued and outstanding immediately prior to the Effective Time excluding any ABD Perfected Dissenting Shares shall, without any action on the part of GBB or the holders of such shares, be automatically canceled and cease to be an issued and outstanding share of ABD Common Stock and be converted into the right to receive the following:

(i) the Pro Rata Amount of the Initial Payment; and

(ii) for each Earn-Out Period, the Pro Rata Amount of the Aggregate Earn-Out Payments for such Earn-Out Period calculated as follows:

(1) If EBITDA for the Earn-Out Period is less than 70.0% of the Hurdle EBITDA for such period, then there is no additional payment.

          (2) (A)  If EBITDA for the Earn-Out Period is 90.0% or greater of the Hurdle EBITDA for such period, payments in an amount equal to the product of (x) the percentage of the Hurdle EBITDA achieved and (y) the Hurdle Amount for such period (the “Base Earn-Out Amount”) comprised of (z) cash equal to 60.0% of, and (zz) a number of shares of GBB Preferred Stock having an Aggregate Stated Value equal to 40.0% of, such Base Earn-Out Amount; provided however, that for purposes of calculating the Base Earn-Out Payment pursuant to this Section 2.3(c)(ii)(2)(A) the maximum percentage of the Hurdle EBITDA used in subclause (x) shall be 100%; or

          (B)  If EBITDA for the Earn-Out Period is from 80.0% to less than 90.0% of the Hurdle EBITDA for such period, payments in an amount equal to the product of (x) 75.0% plus 1.5 times the difference between the percentage of the Hurdle EBITDA achieved and 80.0% and (y) the Hurdle Amount for such period (the “Base Earn-Out Amount”) comprised of (z) cash equal to 60.0% of, and (zz) a number of shares of GBB Preferred Stock having an Aggregate Stated Value equal to 40.0% of, such Base Earn-Out Amount; or

          (C)  If EBITDA for the Earn-Out Period is from 70.0% to less than 80.0% of the Hurdle EBITDA for such period, payments in an amount equal to the product of (x) 55.0% plus 2.0 times the difference between the percentage of the Hurdle EBITDA achieved and 70.0% and (y) the Hurdle Amount (the “Base Earn-Out Amount”) for such period comprised of (z) cash equal to 60.0% of, and (zz) a number of shares of GBB Preferred Stock having an Aggregate Stated Value equal to 40.0% of, such Base Earn-Out Amount.

(D) The cash and stock payment determined pursuant to the provisions of subclauses (A), (B), or (C) of this Section 2.3(c)(ii)(2) is referred to herein as the “Base Earn-Out Payment.”

          (3) If EBITDA for the Earn-Out Period exceeds the Hurdle EBITDA for such period, payments in addition to the Base Earn-Out Payment equal to 25.0% of the amount that such EBITDA exceeds such Hurdle EBITDA (the “Incremental Amount”) comprised of (x) cash equal to 60.0% of, and (y) a number of shares of GBB Preferred Stock having an Aggregate Stated Value equal to 40% of, such Incremental Amount (the “Incremental Earn-Out Payment’); provided, however, that for purposes of calculating the Incremental Amount for each Earn-Out Period, the maximum EBITDA that can be used for each Earn-Out Period is the Forecast EBITDA for such period.

          (4) If EBITDA for the Earn-Out Period exceeds the Forecast EBITDA for such period, payments in addition to the Base Earn-Out Payment and the Incremental Earn-Out Payment equal to 65% of the amount that such EBITDA exceeds such Forecast EBITDA (the “Excess Amount”) comprised of (x) cash equal to 60.0% of and (y) a number of shares of GBB Preferred Stock having an Aggregate Stated Value equal to 40.0% of, such Excess Amount (the “Excess Earn-Out Payment”).

          (iii)  Notwithstanding the provisions of Section 2.3(c)(ii), with respect to the Aggregate Earn-Out Payments for the then current Earn-Out Period, if the quotient obtained pursuant to the following formula is more than 0.53:

A+B/ A+B+C+D +E, where

          A= the amount of cash to be included in the Aggregate Earn-Out Payments for the then current Earn-Out Period

          B= the aggregate amount of cash included in the Initial Payment, the Aggregate Earn-Out Payments for any and all prior Earn-Out Periods and the payments for ABD Perfected Dissenting Shares pursuant to Section 2.6.

          C= the Aggregate Fair Market Value determined as of the Effective Time of the 725,000 shares of GBB Preferred Stock included in the Initial Payment

          D= the Aggregate Fair Market Value determined as of the last day of each prior Earn-Out Period of the number of shares of GBB Preferred Stock included in the Aggregate Earn-Out Payments for any and all such prior Earn-Out Periods and

          E= the Aggregate Fair Market Value determined as of the last day of the current Earn-Out Period of the number of shares of GBB Preferred Stock to be included in the Aggregate Earn-Out Payment for the current Earn-Out Period, then the amount of cash to be included in the Aggregate Earn-Out Payments for the current Earn-Out Period shall be reduced, and the number of shares of GBB Preferred Stock shall be increased by one share for each $50.00 reduction in cash, by the least amount required to result in the quotient obtained from the above formula being 0.53 or less. All cash paid in lieu of fractional shares pursuant to Section 2.5 shall be included in the making the calculations pursuant to this Section 2.3(c)(iii) or Sections 2.3(c)(iv) and 2.3(c)(v).

          (iv)  The Pro Rata Amount of the Aggregate Earn-Out Payments for each Earn-Out Period, as reduced pursuant to and in accordance with the provisions of Article VIII, shall be made 10 Business Days following the receipt by GBB of (A) a certificate from GBB’s independent public accountants setting forth the EBITDA for the current Earn-Out Period (B) a letter from the investment banking firm selected by GBB to determine the Fair Market Value of a share of GBB Preferred Stock as of the last day of the Earn-Out Period, and (C) a certificate from GBB’s independent public accountants of the calculations required pursuant to Sections 2.3(c)(ii) and (iii) above. The determinations made by GBB’s independent public accountants and investment banking firm with respect to the foregoing shall be final and conclusive. GBB shall use its best efforts to cause the accountants and investment banking firm to provide such certificates and letter without undue delay. GBB shall use its commercially reasonable efforts to make the payments for each Earn-Out Period within 60 days after the end of each Earn-Out Period. Any payment delayed beyond such date shall bear interest at the rate of 10% per annum on the Pro Rata Amount of the unpaid Aggregate Earn-Out Payments for such Earn-Out Period, as reduced pursuant to and in accordance with the provisions of Article VIII, calculated on the basis of a 365 day year from the 60th day after the end of the applicable Earn-Out Period to the date of payment. In addition, if any payment is made more than 120 days after the end of the applicable Earn-Out Period, in addition to the interest accrued as provided in the preceding sentence, such payment shall also include an amount equal to 10% of the Pro-Rata Amount of the unpaid Aggregate Earn-Out Payments for such Earn-Out Period, as reduced pursuant to and in accordance with the provisions of Article VIII.

          (v)  Notwithstanding the provisions of Sections 2.3(c)(ii), (iii) and (iv), subject to Section 2.3(c)(v)(5) in the event of the consummation of a transaction resulting in a Change in Control, which occurs prior to the consummation of an ABD Sale or Spin-Off, the Aggregate Earn-Out Payments shall be modified as follows:

          (1)  If the transaction resulting in a Change in Control is consummated prior to the end of the first Earn-Out Period, as of the date of consummation of such Change in Control transaction (the “Change in Control Date”), an amount equal to the sum of one-hundred percent (100.0%) of the Hurdle Amount and the maximum Incremental Amount that could be earned for any and all Earn-Out Periods shall be deemed earned (the “Change in Control Payment”) and shall be payable as of the time immediately prior to the consummation of such Change in Control transaction in such proportions of cash and GBB common stock as GBB elects so long as (i) such cash and common stock together have a fair market value as of the Change in Control Date equal to the Change in Control Payment and (ii) (x) the aggregate amount of cash included in the Initial Payment, any payment made with respect to ABD Perfected Dissenting Shares and in the Change in Control Payment is no more than fifty-three percent (53%) of the fair market value of the aggregate amount of cash and securities included in all such payments and (y) the aggregate fair market value of the securities included in the Initial Payment and in the Change in Control Payment is no more than sixty-five percent (65%) of the fair market value of the aggregate amount of cash and securities included in all such payments.

          (2)   If the transaction resulting in a Change in Control is consummated after the end of the first Earn-Out Period, as of the Change in Control Date, an amount equal to the sum of (i) one-hundred percent (100%) of the Hurdle Amount for any and all Earn-Out Periods ending after the Change in Control Date and (ii) the Incremental Amount and Excess Amount that would have become payable in each Earn-Out Period ending after the Change in Control Date if the Surviving Corporation had achieved in each such Earn-Out Period EBITDA equal to the same percentage of the Forecast EBITDA for each such period as it achieved in the Earn-Out Period ending prior to the Change in Control Date (or if more than one such prior Earn-Out Period the average of the percentage of the Forecast EBITDA achieved for all such prior Earn-Out Periods) shall be deemed earned (the “Change in Control Payment”) and shall be payable as of the time immediately prior to the consummation of such Change in Control transaction in such proportions of cash and GBB Common Stock as GBB elects so long as (i) such cash and common stock together have a fair market value as of the Change in Control Date equal to the Change in Control Payment and (ii) (x) the aggregate amount of cash included in the Initial Payment, in any payment made with respect to ABD Perfected Dissenting Shares, Aggregate Earn-Out Payments prior to the Change in Control Date and the Change in Control Payment is no more than fifty-three percent (53%) of the fair market value of the aggregate amount of cash and securities included in all such payments and (y) the aggregate fair market value of the securities included in the Initial Payment, in the Aggregate Earn-Out Payments prior to the Change in Control Date and in the Change in Control Payment is no more than sixty-five percent (65%) of the fair market value of the aggregate amount of cash and securities including all such payments.

(3) For purposes of this Section 2.3(c)(v), the fair market value of the aggregate amount of shares of GBB Preferred Stock included in the Initial Payment and the Aggregate Earn-Out Payments prior to the Change in Control Date shall be determined as provided in Section 2.3(c)(iv) and the fair market value of the GBB common stock as of the Change in Control Date included in the Change in Control Payment shall be based on the average closing sales price of such common stock on the principal national securities exchange on which such common stock is listed or admitted for trading during the last 20 consecutive Trading Days ending on the third Trading Day immediately prior to the Change in Control Date, and if such stock is not listed or admitted for trading on a national securities exchange then the fair market value of such common stock shall be determined by a nationally recognized investment banking firm selected by GBB with respect to the Change in Control Payment and reasonably acceptable to the ABD Shareholder’s Representative.

          (4)  The amounts earned and paid pursuant to this Section 2.3(c)(v) shall be in full satisfaction of GBB’s obligation to make any additional payments with respect to any and all Earn-Out Periods whether ending before or after the Change in Control Date.

(5) Notwithstanding anything to the contrary stated in this Section 2.3(c)(v), the Change in Control Payment shall be reduced pursuant to and in accordance with the provisions of Article VIII.

          (vi)  Notwithstanding the provisions of Sections 2.3(c)(ii),(iii) and (iv), subject to Section 2.3(c)(vi)(5), in the event of the consummation of an ABD Sale or Spin-Off which occurs prior to the Change in Control Date, the Aggregate Earn-Out Payments shall be modified as follows:

          (1)  If the ABD Sale or Spin-Off transaction is consummated prior to the end of the first Earn-Out Period, as of the date of consummation of such ABD Sale or Spin-Off transaction ( the “ABD Sale Date”), an amount equal to the sum of one-hundred percent (100%) of the Hurdle Amount and the maximum Incremental Amount that could be earned for any and all Earn-Out Periods shall be deemed earned (the “ABD Sale Payment”) and shall be payable within 60 days after the ABD Sale Date by GBB in such proportions of cash and GBB Preferred Stock as GBB elects so long as (i) such cash and GBB Preferred Stock together have a fair market value as of the ABD Sale Date equal to the ABD Sale Payment and (ii) (x) the aggregate amount of cash included in the Initial Payment, in any payment made with respect to ABD Perfected Dissenting Shares and the ABD Sale Payment is no more than fifty-three percent (53%) of the fair market value of the aggregate amount of cash and securities included in all such payments and (y) the aggregate fair market value of the securities included in the Initial Payment and the ABD Sale Payment is no more than sixty-five (65%) of the fair market value of the aggregate amount of cash and securities included in all such payments.

          (2)  If the ABD Sale or Spin-Off transaction is consummated after the end of the first Earn-Out Period, as of the ABD Sale Date, an amount equal to the sum of (i) one-hundred percent (100%) of the Hurdle Amount for any and all Earn-Out Periods ending after the ABD Sale Date and (ii) the Incremental Amount and Excess Amount that would have become payable in each Earn-Out Period ending after the ABD Sale Date if the Surviving Corporation had achieved in each such Earn-Out Period EBITDA equal to the same percentage of the Forecast EBITDA for each such period as it achieved in the Earn-Out Period ending prior to the ABD Sale Date (or if more than one such prior Earn-Out Period the average of the percentage of the Forecast EBITDA achieved for all such prior Earn-Out Periods) shall be deemed earned (the “ABD Sale Payment”) and shall be payable within 60 days after the ABD Sale Date by GBB in such proportions of cash and GBB Preferred Stock as GBB elects so long as (i) such cash and GBB Preferred Stock together have a fair market value as of the ABD Sale Date equal to the ABD Sale Payment and (ii) (x) the aggregate amount of cash included in the Initial Payment, in any payment made with respect to ABD Perfected Dissenting Shares, Aggregate Earn-Out Payments prior to the ABD Sale Date and the ABD Sale Payment is no more than fifty-three percent (53%) of the fair market value of the aggregate amount of cash and securities included in all such payments and (y) the aggregate fair market value of the securities included in the Initial Payment, the Aggregate Earn-Out Payments prior to the ABD Sale Date and the ABD Sale Payment is no more than sixty-five percent (65%) of the fair market value of the aggregate amount of cash and securities included in all such payments.

          (3)  For purposes of this Section 2.3(c)(vi), the fair market value of the aggregate amount of shares of GBB Preferred Stock included in the Initial Payment, in any Aggregate Earn-Out Payments prior to the ABD Sale Date and in the ABD Sale Payment shall be determined as provided in Section 2.3(c)(iv).

          (4)  The amounts earned and paid pursuant to this Section 2.3(c)(vi) shall be in full satisfaction of GBB’s obligation to make any additional payments with respect to any and all Earn-Out Periods whether ending before of after the ABD Sale Date.

(5) Notwithstanding anything to the contrary stated in this Section 2.3(c)(vi), the ABD Sale Payment shall be reduced pursuant to and in accordance with the provisions of Article VIII.

          (vii)  Notwithstanding any other provision hereof, the Aggregate Earn-Out Payments for any Earn-Out Period (including the modification of the Aggregate Earn-Out Payments pursuant to Section 2(c)(v) and Section 2(c)(vi)) and the payment of the Pro Rata Amount with respect thereto shall be subject to reduction, holdback and payment in accordance with the provisions of Article VIII.

          (viii)  GBB shall use its best efforts to cause the investment banking firm it has selected to determine the Aggregate Fair Market Value as of the Effective Time of the shares of GBB Preferred Stock included in the Initial Payment to make such determination at the Effective Time and to deliver at such time a certificate setting forth such determination to GBB and ABD. The determination made by the investment banking firm with respect to the foregoing shall be final and conclusive.

          2.4    Shareholder Rights; Stock Transfers.    At the Effective Time, the ABD Shareholders shall cease to be and shall have no rights as shareholders of ABD, other than to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of ABD or the Surviving Corporation of shares of ABD Common Stock.

          2.5    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of GBB Preferred Stock shall be issued to the ABD Shareholders in connection with the Initial Payment, the Aggregate Earn-Out Payments, or the ABD Sale Payment. In lieu thereof, if the ABD Shareholders are entitled to a fraction of a share of GBB Preferred Stock, then the ABD Shareholders shall receive an amount of cash (without interest) from GBB equal to the product arrived at by multiplying such fraction of a share of GBB Preferred Stock by $50.00, the stated value of a share of GBB Preferred Stock. Notwithstanding any other provision hereof, no fractional shares of GBB common stock shall be issued to the ABD Shareholders in connection with the Change in Control Payment. In lieu thereof, if the ABD Shareholders are entitled to a fraction of a share of GBB common stock, then the ABD Shareholder shall receive an amount of cash (without interest) from GBB equal to the product arrived at by multiplying such fraction of a share of GBB common stock by the closing sale price of the GBB common stock on the principal national security exchange on which such common stock is listed or admitted for trading on the Trading Day immediately prior to the Change in Control Date. The ABD Shareholders shall not be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

          2.6    ABD Perfected Dissenting Shares.    ABD Perfected Dissenting Shares shall not be converted into cash and shares of GBB Preferred Stock pursuant to Section 2.3(c), but shall, after the Effective Time, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for such shareholder’s shares of ABD Common Stock shall receive such payment therefor from the Surviving Corporation in an amount as determined pursuant to Chapter 13 of the CGCL.

          2.7    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of ABD acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, each of ABD and Newco and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of ABD and Newco or otherwise to take any and all such action.

          2.8    Exchange Procedures.

          (a)  At the Effective Time, GBB shall deposit with the Exchange Agent for the benefit of the holders of shares of ABD Common Stock, for exchange in accordance with this Section 2.8 through the Exchange Agent, the Initial Payment issuable pursuant to Section 2.3(c)(i) in exchange for shares of ABD Common Stock outstanding immediately prior to the Effective Time, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of GBB Preferred Stock pursuant to Section 2.5 of this Agreement (collectively, the “Exchange Fund”).

          (b)  GBB shall direct the Exchange Agent to mail, promptly after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ABD Common Stock (the “Certificates”) whose shares were converted into the right to receive cash and shares of GBB Preferred Stock pursuant to Section 2.3(c)(i) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GBB shall specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing cash and shares of GBB Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by GBB, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) cash and a certificate representing that number of whole shares of GBB Preferred Stock into which the shares of ABD Common Stock have been converted pursuant to Section 2.3(c)(i) hereof and (ii) cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.5 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a certificate is surrendered representing ABD Common Stock, the transfer of ownership of which is not registered in the transfer records of ABD, a certificate representing the proper number of shares of GBB Preferred Stock and cash to which the holder is entitled may be issued to a transferee if the Certificate representing such ABD Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of GBB Preferred Stock and cash as contemplated by this Section 2.8. Notwithstanding anything to the contrary set forth herein, if any holder of shares of ABD should be unable to surrender the Certificates for such cash and shares, because they have been lost or destroyed, such holder may deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to GBB and shall be entitled to receive the cash and certificate representing the proper number of shares of GBB Preferred Stock into which the shares of ABD Common Stock have been converted pursuant to Section 2.3(c)(i) hereof and cash in lieu of fractional shares in accordance with Section 2.5 hereof. GBB and ABD shall cooperate in establishing procedures for expediting the exchange of the Certificates for the cash and certificates representing shares of GBB Preferred Stock as contemplated by this Section 2.8.

          (c)  No dividends or other distributions declared or made with respect to GBB Preferred Stock which are declared payable to shareholders of record of GBB Preferred Stock after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GBB Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of GBB Preferred Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of GBB Preferred Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of GBB Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of GBB Preferred Stock.

          (d)  All cash and shares of GBB Preferred Stock issued upon the surrender for exchange of ABD Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ABD Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ABD Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to GBB for any reason, they shall be canceled and exchanged as provided in this Agreement.

          (e)  Any portion of the Exchange Fund which remains undistributed to the shareholders of ABD following the passage of six months after the Effective Time shall be delivered to GBB, upon demand, and any shareholders of ABD who have not theretofore complied with this Section 2.7 shall thereafter look only to GBB for payment of their claim for cash and GBB Preferred Stock, any cash in lieu of fractional shares of GBB Preferred Stock and any dividends or distributions with respect to GBB Preferred Stock.

          (f)  Neither GBB nor ABD shall be liable to any holder of shares of ABD Common Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g)  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of GBB Preferred Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of GBB Preferred Stock for the account of the Persons entitled thereto.

          2.9    Treatment of Rights; Loans.    Prior to the Effective Time, ABD shall have taken all actions, including entering into appropriate agreements with holders of Rights, necessary to cause all Rights, including options, to acquire ABD Common Stock that have not been exercised by the Effective Time to expire and be cancelled as of the Effective Time. Prior to the Effective Time, all holders desiring to exercise options to purchase ABD Common Stock shall be eligible to apply for a loan from a banking subsidiary of GBB at interest rates and other terms determined by such banking subsidiary in its discretion, subject to such holders meeting the underwriting criteria contained in GBB’s credit policy. All loans of ABD employees made and funded by ABD prior to the Effective Time will be repaid by the holder thereof who shall be eligible to apply for a loan from a banking subsidiary of GBB prior to the Effective Time, the interest rate and other terms of the loans from such banking subsidiary to be determined by GBB in its discretion, subject to such employees meeting the underwriting criteria contained in GBB’s credit policy.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ABD

          ABD represents and warrants to GBB and Newco as follows:

          3.1    Incorporation, Standing and Power.    ABD has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California. ABD has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. ABD is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of ABD on a consolidated basis. ABD has delivered to GBB true and correct copies of its Articles of Incorporation and Bylaws, as amended, and in effect as of the date hereof.

          3.2    Capitalization.    As of the date of this Agreement, the authorized capital stock of ABD consists of 50,000,000 shares of ABD Common Stock, of which 16,487,852 shares are issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding. All of the outstanding shares of ABD Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except for ABD Stock Options covering 1,419,543 shares of ABD Common Stock granted pursuant to the ABD Stock Option Plans, 290,000 ABD SARs and 15,000 ABD Stock Bonus Awards, there are no outstanding options, warrants or other rights, or contractual obligations in or with respect to the unissued shares of ABD Common Stock or preferred stock nor any securities convertible into such stock, and ABD is not obligated to issue any additional shares of its common stock, preferred stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. ABD has Previously Disclosed to GBB the name of each holder of an ABD Option, ABD SARs and ABD Stock Bonus Awards, the number of shares of ABD Common Stock covered thereby, the vesting schedule thereof, the exercise price per share and the related expiration date.

          3.3    Subsidiaries.    Except as Previously Disclosed, ABD does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any Person.

          3.4    Financial Statements.    ABD has previously furnished to GBB a copy of the ABD Financial Statements. The ABD Financial Statements: (a) present fairly the consolidated financial condition of ABD as of the respective dates indicated and its consolidated results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for losses and other contingencies and (d) are based upon the books and records of ABD.

          3.5    Reports and Filings.    Except as Previously Disclosed, since February 1, 1999, ABD has filed all reports, returns, registrations and statements (collectively, “ABD Filings”), together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of ABD on a consolidated basis. No administrative actions have been taken or orders issued in connection with such ABD Filings. As of their respective dates, each of such ABD Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such ABD Filings fairly presented the financial position of ABD on a consolidated basis, and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. ABD has furnished or made available to GBB true and correct copies of all ABD Filings filed since February 1, 1999.

          3.6    Authority of ABD.    The execution and delivery by ABD of this Agreement and the Agreement of Merger and, subject to the requisite approval of the shareholders of ABD of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of ABD. This Agreement is, and the Agreement of Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of ABD enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as Previously Disclosed, neither the execution and delivery by ABD of this Agreement and the Agreement of Merger, the consummation of the transactions contemplated herein or therein, nor compliance by ABD with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which ABD is a party, or by which ABD or any of its properties or assets are bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of ABD; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ABD or any of its properties or assets. Except as Previously Disclosed, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of ABD, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by ABD of this Agreement and the Agreement of Merger or the consummation by ABD of the Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of ABD; (ii) such approvals as may be required by the Commissioner of Insurance; (iii) the approval of the fairness of the terms of the Merger by the Commissioner of Corporations; and (iv) the filing of the Agreement of Merger with the Secretary of State.

          3.7    Insurance.    ABD has policies of insurance and bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms to the best of ABD’s knowledge as are customarily appropriate for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect and provide coverage for claims presented for those businesses acquired by ABD prior to the date hereof. Except as Previously Disclosed, no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability or disputed liability with respect to a claim or potential claim submitted thereunder. Except as Previously Disclosed, ABD is not in material default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. ABD has Previously Disclosed a list of all policies of insurance carried and owned by ABD showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to GBB a copy of each such policy of insurance.

          3.8    Personal Property.    ABD has good and marketable title to all its material properties and assets, other than real property, owned or stated to be owned by ABD, free and clear of all Encumbrances except: (a) as set forth in the ABD Financial Statements; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of ABD; or (e) as Previously Disclosed.

          3.9    Real Estate.    ABD has furnished GBB a list of real property, including leaseholds and all other interests in real property (other than security interests), owned by ABD. Except as Previously Disclosed, ABD has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in such real property. ABD has good and marketable title to such real property, and valid leasehold interests in such leaseholds, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) as Previously Disclosed. ABD has furnished GBB with true and correct copies of all leases to which it is a party, all title insurance policies and all documents evidencing recordation of all recordable interests in real property owned by ABD.

          3.10    Litigation.    Except as Previously Disclosed, there is no private or governmental suit, claim, action or proceeding pending, nor to ABD’s knowledge threatened, against ABD or against any of its directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of ABD which, if adversely determined, would have, individually or in the aggregate, a material adverse effect upon the business, financial condition or results of operations of ABD on a consolidated basis, or the transactions contemplated hereby, or which may involve a judgment against ABD in excess of $100,000. In addition, except as Previously Disclosed, there are no administrative proceedings or investigations pending, nor to ABD’s knowledge, threatened with respect to any licenses or permits held by ABD. Also, except as Previously Disclosed, there are no material judgments, decrees, stipulations or orders against ABD or enjoining its directors, officers or to the best of ABD’s knowledge employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

          3.11    Taxes

          (a)  Except as Previously Disclosed, (i) all material Tax Returns required to be filed by or on behalf of ABD or any of its subsidiaries or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (ii) all Taxes due and payable by or on behalf of ABD or any of its subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied on the ABD balance sheet, and adequate reserves or accruals for Taxes have been provided in the ABD balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of ABD or any of its subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

          (b)  ABD and any of its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (c)  GBB has received complete copies of (i) all material income or franchise Tax Returns of ABD and any of its subsidiaries relating to the taxable periods since January 1, 1998 and (ii) any audit report issued within the last three years relating to any material Taxes due from or with respect to ABD or any of its subsidiaries with respect to their respective income, assets or operations.

          (d)  No claim has been made by a taxing authority in a jurisdiction where ABD or any of its subsidiaries do not file an income or franchise Tax Return such that ABD or any of its subsidiaries are or may be subject to taxation by that jurisdiction.

          (e)  Except as Previously Disclosed: (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including ABD or any of its subsidiaries have been fully paid, and to the best of ABD’s knowledge there are no other audits or investigations by any taxing authority in progress, nor has ABD or any of its subsidiaries received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency against ABD or any of its subsidiaries for any subsequent taxable period that would be material.

          (f)  Neither ABD or any of its subsidiaries nor to the best of ABD’s knowledge any other Person on behalf of ABD or any of its subsidiaries has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by ABD or any of its subsidiaries, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by ABD or any of its subsidiaries or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of ABD or any of its subsidiaries or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to ABD or any of its subsidiaries.

          (g)  To the best of ABD's knowledge, no property owned by ABD or any of its subsidiaries is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

          (h)  Except as Previously Disclosed, ABD is not a party to any tax sharing agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

          (i)  There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by ABD or any of its subsidiaries or affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

          (j)    There are no liens as a result of any unpaid Taxes upon any of the assets of ABD or any of its subsidiaries.

          (k)  ABD or any of its subsidiaries have no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code.

          (l)  None of the members of ABD’s Affiliated Group has any net operating loss carryovers.

          (m)  Neither ABD nor any of its subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (n)  ABD agrees to cooperate with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel’s opinion that the Merger qualifies as a tax-deferred reorganization within the meaning of Section 368 of the Code as contemplated in Section 6.1(e) hereof. ABD acknowledges that its inability or unwillingness to provide such reasonable and customary written representations could preclude tax counsel from rendering such opinion, with consequences specified elsewhere herein.

          3.12    Compliance with Laws and Regulations.

          (a)  ABD is not in default under or in breach or violation of (i) any provision its Articles of Incorporation, as amended, or Bylaws, as amended, or (ii) law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of ABD on a consolidated basis.

          (b)  Except as Previously Disclosed, to the best of ABD’s knowledge (i) ABD is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about ABD Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from ABD Property; (iv) ABD has no loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting Section 3.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against ABD or concerning property securing ABD loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting ABD Property or property securing ABD loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of ABD on a consolidated basis. For purposes of this Section 3.12(b), the term “Environmental Regulations” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “ABD Property” shall mean real estate currently owned, leased, or otherwise used by ABD, or in which ABD has an investment or security interest (by mortgage, deed of trust, sale and lease-back or otherwise), including, without limitation, properties under foreclosure and properties held by ABD in its capacity as a trustee or otherwise. “Tank” shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. “Hazardous Materials” shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1,25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

          ABD has not prepared or obtained a phase I environmental assessments with respect to any interest in real property.

          3.13    Performance of Obligations.

          (a)  ABD has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of ABD on a consolidated basis. To ABD’s knowledge, no party with whom ABD has an agreement that is of material importance to the business of ABD is in default thereunder. In addition, without limiting the generality of the foregoing, all agency agreements or appointments between ABD and the insurance carriers with whom it does business are in full force and effect, there are no disputes pending between ABD and such insurers with respect to any matter covered by such agreements, including the payment of commissions owed by ABD, and to the best of ABD’s knowledge no such insurance carrier has indicated an intention to terminate such agreement after consummation of the Merger. ABD has full authority from insurance carriers to retain interest earned on premiums held in trust by ABD.

          (b)  Except as Previously Disclosed, all insurance contracts, together with all rights, interests and claims of ABD thereunder of every nature and description, including, but not limited to, the right to receive accrued but unpaid commissions thereunder and all commissions that may become due and payable to ABD or any employee of ABD thereunder at any time on or after the Effective Time are owned exclusively by ABD. All of the insurance contracts are valid and in full force and effect and constitute the legal, valid, and binding obligations of ABD and, to the best of ABD’s knowledge constitute the legal, valid, and binding obligations of the other parties thereto, and there are no existing defaults by ABD, by any other party thereunder and, no event, act, or omission has occurred which (with or without notice, lapse of time, or other happening or occurrence of any other event) would result in a default thereunder. To the best of ABD’s knowledge, no other party to any of the insurance contracts has asserted the right, and no basis exists for the assertion of any right, to renegotiate the terms or conditions of any such contracts. Except as Previously Disclosed, no customer or insurance companies has indicated any intention to terminate its relationship with ABD. All existing insurance policies sold by or through ABD were written pursuant to written insurance contracts which were in full force and effect at the inception of such policies. All policies and contracts of insurance which give rise to the expirations were sold pursuant to written insurance contracts which authorized ABD to write such business.

          3.14    Employees.    Except as Previously Disclosed, there are no controversies pending or threatened between ABD and any of its employees that are likely to have a material adverse effect on the business, financial condition, results of operations or prospects of ABD on a consolidated basis. ABD is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. Except as Previously Disclosed, ABD has complied in all material respects with all laws, rules or regulations promulgated by any Governmental Entity relating to employees, including, without limitation, wage and hour laws and discrimination laws.

          3.15    Brokers and Finders.    Except for the obligations set forth in the Consultants’ Agreements, copies of which have been Previously Disclosed to GBB, ABD is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

          3.16    Material Contracts.    Except as Previously Disclosed (all items Previously Disclosed or required to be Previously Disclosed being referred to herein as “Scheduled Contracts”), ABD is not a party or otherwise subject to:

          (a)  any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of ABD and is not terminable by ABD within one year without penalty or (ii) requires payment by ABD of $100,000 or more per annum;

(b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by ABD of $100,000 or more per annum;

          (c)  any contract or agreement that restricts ABD (or to the best of ABD’s knowledge would restrict any Affiliate of ABD or the Surviving Corporation, including GBB and its subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;**

          (d)  any lease of real or personal property providing for annual lease payments by or to ABD in excess of $100,000 per annum;

          (e)  any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of ABD in personal property having a value of $100,000 or more;

          (f)  any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of ABD;

          (g)  any agreement to acquire equipment or any commitment to make capital expenditures of $100,000 or more;

          (h)  any agreement for the sale of any property or assets in which ABD has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (i)  any agreement for the borrowing of any money;

          (j)  any restrictive covenant contained in any deed to or lease of real property owned or leased by ABD that materially restricts the use, transferability or value of such property;

          (k)  any guarantee or indemnification which involves the sum of $100,000 or more;

          (l)  any supply, maintenance or landscape contracts not terminable by ABD without penalty on 30 days’ or less notice and which provides for payments in excess of $100,000 per annum;

          (m)  any material agreement which would be terminable other than by ABD as a result of the consummation of the transactions contemplated by this Agreement;

          (n)  any contract relating to the provision of data processing services to ABD;

          (o)  any agreements relating to referral of customers to ABD by other Persons; or

          (p)  any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $100,000 or more to or by ABD.

          True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to GBB.

          3.17    Certain Material Changes.    Except as Previously Disclosed, as reflected in the ABD Financial Statements, or as specifically required, permitted or effected by this Agreement, since January 31, 2001, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a)  any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of ABD or any other event or development that has had or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of ABD on a consolidated basis;

          (b)  any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of ABD on a consolidated basis or that may involve a loss of more than $100,000 in excess of applicable insurance coverage;

          (c)  any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of ABD on a consolidated basis;

          (d)  any disposition by ABD of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of ABD on a consolidated basis; or

          (e)  any direct or indirect redemption, purchase or other acquisition by ABD of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of ABD Common Stock whether consisting of money, other personal property, real property or other things of value.

          3.18    Licenses and Permits.    ABD has all material licenses and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for the lack of any license or permit or any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of ABD on a consolidated basis. The properties, assets, operations and businesses of ABD are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The properties and operations of ABD are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

          3.19    Undisclosed Liabilities.    ABD has no liabilities or obligations, either accrued or contingent, that are material to ABD and that have not been: (a) reflected or disclosed in the ABD Financial Statements; (b) incurred subsequent to January 31, 2001 in the ordinary course of business consistent with past practices; or (c) Previously Disclosed. ABD does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a material adverse change in the business, financial condition, results of operations or prospects of ABD on a consolidated basis that is not fairly reflected in the Financial Statements of ABD or otherwise disclosed in this Agreement.

          3.20    Employee Benefit Plans.

          (a)  ABD has previously made available to GBB copies of each “employee benefit plan,” as defined in Section 3(3) of ERISA, of which ABD or any member of the same controlled group of corporations, trades or businesses as ABD within the meaning of Section 4001(a)(14) of ERISA (“ERISA Affiliates”) is a sponsor or participating employer or as to which ABD or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of ABD or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan descriptions, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto) and a summary of material modifications and all material employee communications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the “Employee Plans.” ABD does not participate in an employee benefit pension plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Each Employee Plan which is intended to be qualified in form and operation under Section 401(a) of the Code is so qualified and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code. To the best of ABD’s knowledge, no event has occurred that will subject any Employee Plan to tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made. Except as Previously Disclosed, all Employee

Plans were in effect for substantially all of 2000 and 2001 to date, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or material increase in the cost thereof or benefits thereunder on or after January 1, 2001.

          (b)  ABD has previously furnished to GBB copies or descriptions of each plan or arrangement maintained or otherwise contributed to by ABD or any of its ERISA Affiliates which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, stock award, stock-based compensation or other forms of incentive compensation or post-termination insurance, profit sharing, benefit, retirement, group health or insurance, disability, workers’ compensation, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of ABD or any of its ERISA Affiliates (such plans and arrangements being collectively referred to herein as “Benefit Arrangements”). Except as Previously Disclosed, all Benefit Arrangements which are in effect were in effect for substantially all of 2000 and 2001 to date. There has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 2001. Except as Previously Disclosed, there has been no material increase in the compensation of or benefits payable to any senior executive employee of ABD since October 31, 2001, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since October 31, 2001.

          (c)  With respect to all Employee Plans and Benefit Arrangements, ABD and its ERISA Affiliates are in material compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed in all material respects and all information required to be distributed to participants or beneficiaries has been distributed in all material respects with respect to each Employee Plan. ABD and its ERISA Affiliates have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to the knowledge of ABD, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA. No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by ABD or to the best of ABD’s knowledge any of its ERISA Affiliates which is covered by Title I of ERISA, which could subject any person (other than a person for whom ABD is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of a tax under Section 4975 of the Code. No Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any “accumulated funding deficiency,” as defined in Section 412 of the Code, whether or not waived, nor has ABD failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No “reportable event” as defined in ERISA has occurred with respect to any of the Employee Plans. Neither ABD nor to the best of ABD’s knowledge any of its ERISA Affiliates has incurred nor will incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which would constitute a liability of GBB or of any of its Affiliates (including ABD) at or after the Effective Time of the Merger.

          (d)  Neither ABD nor to the best of ABD’s knowledge any of its ERISA Affiliates has provided or is required to provide security to any Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Employee Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and ABD does not know of any fact which would adversely affect the qualified status of any such Employee Plan. All contributions required to be made to each of the Employee Plans under the terms of the Employee Plan, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of ABD properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. The fair market value of the assets of each Employee Plan and Benefit Arrangement that is funded, or required to be funded under the terms of the Employee Plan or

Benefit Arrangement, ERISA, the Code or any other applicable law, equals or exceeds the liabilities, including the present value of benefit obligations, of such Employee Plan or Benefit Arrangement.

          (e)  Except for the Scheduled Contracts or as Previously Disclosed, as the case may be, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by ABD within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

          (f)  All group health plans of ABD have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and with the group health plan portability, access and renewability requirements of Sections 9801 through 9833 of the Code, and corresponding provisions of ERISA, in all material respects.

          (g)  Except as Previously Disclosed, ABD has not used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (iii) individuals who have provided services to ABD as independent contractors for more than six months or who may otherwise be eligible to participate in the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

          (h)  Except as Previously Disclosed, with respect to each Employee Plan that is funded wholly or partially through an insurance policy, there will be no liability of ABD, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

          3.21    Corporate Records.    The minute books of each of ABD accurately reflect all material actions taken to this date by the respective shareholders, board of directors and committees of ABD.

          3.22    Accounting Records.    ABD maintains accounting records which fairly and accurately reflect, in all material respects, its transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to ABD which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

          3.23    Offices.    ABD has Previously Disclosed to GBB the headquarters location of ABD and the locations of each of the other offices maintained and operated by ABD. Except as Previously Disclosed, ABD does not maintain any other office or conduct business at any other location, and ABD has not applied for or received permission to open any additional offices or operate at any other location.

          3.24    Power of Attorney.    ABD has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

          3.25    Facts Affecting Regulatory Approvals.    To the best knowledge of ABD, there is no fact, event or condition applicable to ABD which will, or reasonably would be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

          3.26    Tax Matters.    ABD has not through the date hereof taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization under the Code.

          3.27    Indemnification.    Other than pursuant to the provisions of its Articles of Incorporation or Bylaws, and the Consultant’s Agreement, ABD is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of ABD (a “Covered Person”), and to the best knowledge of ABD, there are no claims for which any Covered Person would be entitled to indemnification by ABD if such provisions were deemed in effect.

          3.28    Disclosure Documents and Applications.    None of the information supplied or to be supplied by or on behalf of ABD (“ABD Supplied Information”) for inclusion in (a) the proxy statement to be sent to the shareholders of ABD; (b) the fairness hearing documents to be filed with the Commissioner of Corporations; and (c) any other documents to be filed with the FRB, the Commissioner of Insurance or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to such proxy statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.29    Intellectual Property.    To the best of its knowledge, ABD owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business; and ABD has not received any notice with respect thereto that asserts a violation of the rights of others. ABD has in all material respects performed all the obligations required to be performed by it and is not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

          3.30    Registration Obligation.    ABD is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act.

          3.31    Transactions with Affiliates.    Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers, or employees of ABD, or any person or entity Affiliated with any of them relating to, arising from or affecting ABD, including without limitation any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of ABD, with or without adequate compensation, in any amount whatsoever. No existing or former shareholder, director, officer, employee, or Affiliate of ABD has any claims against or disputes with ABD which could result in the imposition of any liability or judgment against ABD.

          3.32    Accounts Receivable.    All accounts receivable reflected on the November 30, 2001 balance sheet of ABD, and all accounts receivable arising subsequent to such date, have arisen or will arise, as applicable, in the ordinary course of business and represent valid obligations to ABD. There are no refunds, discounts or other adjustments payable in respect of any of the accounts receivable or any defenses, rights of setoff, assignments, restrictions, liens or other encumbrances known to ABD enforceable by third parties on or affecting any of the accounts receivable. ABD has Previously Disclosed all accounts receivable of ABD which are 30 days or more past due as of November 30, 2001. None of the accounts receivable reflected on the ABD Financial Statements or accrued thereafter through the date of this Agreement or reflected on the ABD balance sheet from which the Tangible Net Worth of ABD is calculated includes or will include work in process for which no statement has been rendered.

          3.33    Book of Business.

          (a)  A true, accurate and complete customer list of ABD and the commissions and fees earned from each such customer during the twelve month period ending January 31, 2001 has been Previously Disclosed. Except as Previously Disclosed, ABD owns (to the extent capable of ownership) the Book of Business (as defined below) free and clear of all liens, pledges, restrictions, security interests, charges, claims, rights of third parties and encumbrances of any kind. To the best of ABD’s knowledge, no customer from which ABD has earned commissions and fees in excess of $100,000 during the 12 month period ending October 31, 2001, has indicated an intention to terminate its relationship with ABD following consummation of the Merger.

          (b)  “Book of Business” means the business of ABD, including, but not limited to, all in-house and brokered insurance business and ABD’s book of property, casualty, life, accident, disability, health and other insurance business of each and every kind, consisting more specifically, without limitation, of (i) a list of all of ABD’s insurance customers, together with their addresses, places of residence or business and all files and paperwork relating to all such customers, and (ii) any and all rights arising under each existing policy of insurance written for all of ABD’s customers, together with all rights of renewal and servicing thereof, the right to collect insurance premiums therefrom, the right to retain commissions on such premiums, the right to collect commissions from carriers and the right to collect fees from clients. The Book of Business also includes any and all tangible and intangible property rights associated with any policy of insurance or customer of ABD’s omitted from the list provided to GBB by mistake, error, inadvertence or otherwise.

          3.34    Accuracy and Currentness of Information Furnished.    The representations and warranties made by ABD hereby or in documents Previously Disclosed do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GBB

          GBB represents and warrants to ABD as follows:

          4.1    Incorporation, Standing and Power.    GBB has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHCA. Newco has been duly organized, is validly existing and in good standing as corporation under the laws of the State of California. GBB and Newco each has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of GBB and Newco is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. GBB has delivered to ABD true and correct copies of the Articles of Incorporation and Bylaws, as amended, of GBB and Newco, and in effect as of the date hereof.

          4.2    Capitalization.

          (a)  As of the date of this Agreement, the authorized capital stock of GBB consists of 80,000,000 shares of GBB Common Stock, of which 49,907,070 shares were outstanding on December 17, 2001 and 4,000,000 shares of preferred stock, no par value, of which no shares are outstanding. All of the outstanding shares of GBB Common Stock are duly authorized, validly issued, fully paid and nonassessable. GBB has entered into a Rights Agreement, dated as of November 17, 1998, with Wells Fargo Bank Minnesota, N.A., pursuant to which GBB has issued rights to purchase shares of GBB’s Series A Preferred Stock upon the occurrence of certain events.

The GBB Preferred Stock to be used in the Merger will be, subject to filing of the Certificate of Determination with the Secretary of State of the State of California in accordance with the CGCL prior to the Effective Time, duly authorized, validly issued, fully paid and nonassessable.

          (b)  As of the date of this Agreement, the authorized capital stock of Newco consists of 10,000 shares of common stock, no par value of which 1,000 shares are outstanding and owned of record and beneficially by GBB. All the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Newco is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

          4.3    Financial Statements.    GBB has previously furnished to ABD a copy of the GBB Financial Statements. The GBB Financial Statements: (a) present fairly the consolidated financial condition of GBB as of the respective dates indicated and its consolidated results of operations and changes in cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (d) are based upon the books and records of GBB and its subsidiaries.

          4.4    Reports and Filings.    Since January 1, 1999, GBB has filed all reports, returns, registrations and statements (collectively, “GBB Filings”), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the FRB, and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. No administrative actions have been taken or orders issued in connection with such GBB Filings. As of their respective dates, each of such GBB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance; and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such GBB Filings that was intended to present the financial position of GBB on a consolidated basis fairly presented the financial position of GBB on a consolidated basis and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved.

          4.5    Authority.

          (a)  The execution and delivery by GBB of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of GBB. This Agreement is a valid and binding obligation of GBB enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by GBB of this Agreement, the consummation of the transactions contemplated herein, nor compliance by GBB with any of the provisions hereof, will: (a) subject to the filing of the Certificate of Determination with the Secretary of State of the State of California in accordance with the CGCL prior to the Effective Time, conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which GBB or any subsidiary of GBB is a party, or by which GBB or any subsidiary of GBB or any of its properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of GBB or any subsidiary; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GBB or any subsidiary of GBB or any of its properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of GBB, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by GBB of this Agreement, or the consummation by GBB of the transactions contemplated hereby, except (i) such approvals as may be required by the FRB, the Commissioner of Insurance, the commissioner of insurance in any other state where ABD is currently licensed or conducts business, or any other bank regulatory agency having jurisdiction over GBB or its subsidiaries; (ii) the filing of the fairness hearing documents with the Commissioner of Corporations and the issuance thereby of an order declaring the terms of the Merger fair; (iii) filing of the Agreement of Merger and Certificate of Determination with the Secretary of State of the State of California; and (iv) the approval of the Federal Trade Commission pursuant to the Hart-Scott-Rodino Act.

          (b)  The execution and delivery by Newco of this Agreement and the Agreement of Merger and, subject to the requisite approval of the shareholder of Newco, the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Newco, and this Agreement and the Agreement of Merger will be, upon due execution and delivery by the respective parties, a valid and binding obligation of Newco enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the consummation of the transactions contemplated by this Agreement and the Agreement of Merger, nor compliance by Newco with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Newco is a party, or by which Newco or any of its properties or assets is bound: (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Newco; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Newco or any of its properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Newco, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Newco of this Agreement or the Agreement of Merger or the consummation by Newco of the transactions contemplated hereby or thereby, except (i) the approval of the Agreement of Merger and the transactions contemplated hereby by the shareholder of Newco, (ii) such approvals as may be required by the FRB, the Commissioner of Insurance, the commissioner of insurance in any other state where ABD is currently licensed or conducts business, or any other bank regulatory agency having jurisdiction over GBB and its subsidiaries; (ii) the filing of the fairness hearing documents with the Commissioner of Corporations and the issuance thereby of an order declaring the terms of the Merger fair; (iii) filing of the Agreement of Merger and the Certificate of Determination with the Secretary of State of the State of California; and (iv) the approval of the Federal Trade Commission pursuant to the Hart-Scott-Rodino Act.

          4.6    Brokers and Finders.    Except for the obligations to Merrill Lynch, Pierce, Fenner & Smith Incorporated as set forth in a letter agreement dated November 16, 2001. Keefe, Bryette & Woods, Inc. as set forth in a letter agreement dated November 16, 2001 and Marsh-Berry & Company, Inc. as set forth in a letter agreement dated November 8, 2001, GBB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

          4.7    Certain Material Changes.    Except as specifically required, permitted or effected by this Agreement or as disclosed in any GBB Filings, since December 31, 2000, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a)  any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner or conducting business, of GBB or its subsidiaries or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis;

          (b)  any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis;

          (c)  any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis; or

          (d)  any disposition by GBB of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis.

          4.8    Licenses and Permits.    GBB and each subsidiary of GBB have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. The properties, assets, operations and businesses of GBB and each subsidiary of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The properties and operations of GBB and each subsidiary of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

          4.9    Corporate Records.    The minute books of GBB reflect all material actions taken to this date by its shareholders, boards of directors and committees.

          4.10    Accounting Records.    GBB and its subsidiaries maintain accounting records which fairly and accurately reflect, in all material respects, their transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with their management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to GBB and its subsidiaries which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

          4.11    Facts Affecting Regulatory Approvals.    To the best knowledge of GBB, there is no fact, event or condition applicable to GBB or any of its subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

          4.12      Tax Matters.    GBB has not through the date hereof taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization under the Code.

          4.13    Disclosure Documents and Applications.    None of the information supplied or to be supplied by or on behalf of GBB or any of its subsidiaries (“GBB Supplied Information”) for inclusion in (a) the proxy statement to be sent to the shareholders of ABD; (b) the fairness hearing documents to be filed with the Commissioner of Corporations; and (c) any other documents to be filed with the FRB, the Commissioner of Insurance or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to such proxy statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.14    Accuracy and Currentness of Information Furnished.    The representations and warranties made by GBB hereby or in documents Previously Disclosed do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

ARTICLE V
COVENANTS

          5.1    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger (including, without limitation, satisfaction of the conditions to consummation of the Merger specified in Article VI of this Agreement) on or before March 1, 2002 or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

          5.2    Fairness Hearing.

          (a)  As promptly as practicable after the execution of this Agreement, ABD and GBB shall prepare, and GBB shall file with the Commissioner of Corporations, (i) the notice meeting the requirements of the California Code of Regulations, Title 10, Chapter 3, Subchapter 1, Article 2, as amended (the “Hearing Notice”), concerning the hearing to be held by the Commissioner of Corporations to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the CSL (the “Hearing”); (ii) the application for permit to be filed with the Commissioner of Corporations in connection with the Hearing (the “Permit Application”). As soon as permitted by the Commissioner of Corporations, ABD shall mail the Hearing Notice to all ABD Shareholders entitled to receive such notice. ABD and GBB will notify each other promptly of the receipt of any comments from the Commissioner of Corporations or its staff and of any request by the Commissioner of Corporations or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commissioner of Corporations, or its staff or any other government officials, on the other hand, with respect to the filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the proxy statement or any other filing, each party shall promptly inform the other of such occurrence and cooperate in filing with the Commissioner of Corporations or its staff or any other government officials, and/or mailing to the ABD Shareholders, such amendment or supplement. The proxy statement shall include the recommendation of the Board of Directors of ABD in favor of the Agreement and the Merger and the conclusion of the Board of Directors of ABD that the terms and conditions of the Merger are fair and reasonable to the ABD Shareholders. Anything to the contrary contained herein notwithstanding, ABD shall not include in the proxy statement any information with respect to GBB or its affiliates or associates, the form and content of which information shall not have been approved by GBB prior to such inclusion.

          (b)  ABD hereby confirms that it has evaluated the fairness of the terms and conditions of the transactions contemplated herein, including, but not limited to the consideration to be received by the ABD Shareholders following consummation of such transactions and agrees not to object at the Hearing to the fairness of such terms and conditions of the transactions contemplated herein.

          5.3    Regulatory Matters.

          (a)  The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) and to enable the Surviving Corporation to conduct all the businesses conducted by ABD immediately prior to the Effective Time. GBB and ABD shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any application, notice or filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (b)  GBB and ABD shall, upon request, furnish each other with all information concerning themselves, their directors, officers and shareholders, and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of GBB or ABD to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

          5.4    Investigation and Confidentiality.

          (a)  ABD will afford, upon reasonable notice, to GBB and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable GBB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of ABD and the condition thereof and to update such examination at such intervals as GBB shall deem appropriate. Such examination shall be conducted in cooperation with the officers of and in such a manner as to minimize any disruption of, or interference with, the normal business operations of ABD. Upon the request of GBB, ABD will request Schilling & Kenyon, LLP to provide reasonable access to representatives of PwC working on behalf of GBB to auditors’ work papers with respect to the business and properties of ABD, including tax accrual work papers prepared for ABD during the preceding 60 months, other than (i) books, records and documents covered by the attorney-client privilege, or that are attorneys’ work product, and (ii) books, records and documents that ABD are legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of GBB of the right to rely upon the representations and warranties made by ABD herein; provided, that GBB shall disclose to ABD any fact or circumstance it may discover which GBB believes renders any representation or warranty made by ABD hereunder incorrect in any respect. GBB covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning ABD so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the proxy statement mailed to the ABD Shareholders or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to ABD.

          (b)  Upon reasonable request by ABD, GBB shall (i) make its Chief Executive Officer, Chief Administrative Officer/Chief Financial Officer, Chief Credit Officer and Controller available to discuss with ABD and its representatives GBB’s operations; and (ii) shall provide ABD with written information which is (a) similar to the written information that ABD reviewed in connection with this Agreement, and (b) related to GBB’s business condition, operations and prospects on a consolidated basis. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of ABD of the right to rely upon the representations and warranties made by GBB herein; provided, that ABD shall disclose to GBB any fact or circumstance it may discover which ABD believes renders any representation or warranty made by GBB hereunder incorrect in any respect. ABD covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning GBB so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the proxy statement mailed to the ABD Shareholders or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to GBB.

          5.5    Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by GBB or ABD unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party thereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations imposed by law, including without limitation such disclosure as is required by Regulation FD of the Commission.

          5.6    Business of ABD.

          During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of GBB, ABD shall carry on its business in the ordinary course consistent with past practice. During such period, ABD also will use all reasonable efforts to (x) preserve its business organization intact, (y) keep available to itself and GBB the present services of the employees of ABD and (z) preserve for itself and GBB the goodwill of the customers of ABD and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of GBB or as expressly contemplated hereby or as Previously Disclosed, between the date hereof and the Effective Time, ABD shall not:

(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (ii)  issue any shares of its capital stock, or issue, grant, modify or authorize any Rights; purchase any shares of ABD Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, except pursuant to the exercise of ABD Stock Options outstanding as of the date hereof;

(iii) amend its Articles of Incorporation and Bylaws or similar organizational documents;

          (iv)  increase the rate of compensation of any of its directors, officers or employees, other than in the ordinary course of business in connection with a periodic performance review consistent with past practices, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except as may be required pursuant to binding commitments existing on the date hereof and which are Previously Disclosed;

          (v)  enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees;

          (vi)  enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by ABD or guarantee by ABD of any such obligation, (y) any agreement, arrangement or commitment relating to the employment of an employee, or amend any such existing agreement, arrangement or commitment, provided that ABD may employ an employee in the ordinary course of business if the employment of such employee is terminable by ABD at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

          (vii)  change its method of accounting in effect for the year ended January 31, 2001, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended January 31, 2001, except as required by changes in laws or regulations;

          (viii)  make any capital expenditures, other than pursuant to binding commitments existing on the date hereof and Previously Disclosed and other than expenditures necessary to maintain existing assets in good repair;

(ix) file any applications or make any contract with respect to office location or relocation;

(x) acquire in any manner whatsoever any business or entity;

(xi) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or similar agreement;

          (xii)  enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

          (xiii)  impose, or suffer the imposition of any Encumbrance or permit any such Encumbrance to exist, other than Encumbrances Previously Disclosed as of the date hereof; or waive or release any material right or cancel or compromise any material debt or claim;

          (xiv)  compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election that is inconsistent with ABD’s current tax election practices;

(xv) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any employee, executive officer, director or ABD Shareholder;

(xvi) close any offices at which business is conducted or open any new offices;

(xvii) take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

(xviii) take or cause to be taken any action which would disqualify the Merger as a tax deferred reorganization within the meaning of Section 368 of the Code;

(xix) settle any material claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

(xx) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(xxi) grant any Person a power of attorney or similar authority;

(xxii) make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other Person;

(xxiii) amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 3.16;

(xxiv) make any special or extraordinary payment to any Person;

          (xxv)  terminate any of its existing property and casualty errors and omissions, liability or any other insurance policies covering its business or permit any such policies to expire or terminate other than as a result of their scheduled expiration dates;

(xxvi) take any action that would result in any of the representations and warranties of ABD contained in this Agreement not to be true and correct in any material respect at the Effective Time; or

(xxvii) agree to do any of the foregoing.

          5.7    Certain Actions.    ABD shall not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates (the “Representatives”) to take any such action, and ABD will use its commercially reasonable efforts to cause the Representatives not to take any such action, and ABD shall promptly notify GBB (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving ABD: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of ABD representing 10% or more of the assets of ABD (excluding cash payments Previously Disclosed); a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) of ABD; a tender offer or exchange offer for at least 10% of the outstanding shares of ABD; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. ABD will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than GBB) conducted heretofore with respect to any of the foregoing. ABD shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. ABD shall notify GBB within one Business Day of the receipt of any such inquiries, proposals or offers, the request for any such information, or the initiation or continuation of any such negotiations or discussions with ABD. ABD shall promptly request each other person, other than GBB, that has, since January 1, 2000, executed a confidentiality agreement in connection with its consideration of entering into a business combination with ABD to return all confidential information heretofore furnished to such person by or on behalf of ABD and enforce any such confidentiality agreements.
          5.8    Current Information.    During the period from the date of this Agreement to the Effective Time, each of GBB and ABD shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Concurrently with the filing thereof, ABD will deliver to GBB copies of the regular and periodic reports filed by ABD with the Commissioner of Insurance or any other applicable insurance regulatory authority, if any. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), GBB will deliver to ABD its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each calendar year, GBB will deliver to ABD its Annual Report on Form 10-K. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), ABD will deliver to GBB an unaudited consolidated balance sheet and a consolidated statement of operations for such quarter prepared in accordance with generally accepted accounting principles, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, ABD will deliver to GBB financially statements which are comparable in nature and scope to ABD Financial Statements.

          5.9    Benefit Plans and Arrangements.

          (a)  After the Effective Time, ABD Employee Plans shall remain in effect. GBB shall determine, in its sole discretion, whether to retain the ABD Employee Plans or to terminate them and permit ABD employees to participate in the employee benefit plans of GBB. For purposes of determining eligibility to participate in and the vesting of benefits under the employee benefits plans of GBB, GBB shall recognize years of service of the employees with ABD prior to the Effective Time.

          (b)  All employees of ABD as of the Effective Time shall become employees of the Surviving Corporation as of the Effective Time, provided that the Surviving Corporation shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of ABD a right to continuing employment with the Surviving Corporation after the Effective Time.

          5.10    Disclosure Supplements.    From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and deliver to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of a party for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

          5.11    ABD Shareholders’ Meeting.    Promptly after the execution of this Agreement, subject to the requirements for a Hearing in accordance with Section 5.2, ABD will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of ABD shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of ABD shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding ABD Common Stock to approve this Agreement and the transactions contemplated hereby.

          5.12    Failure to Fulfill Conditions.    In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, such party will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger.

          5.13    Bonus Retention Pool.    After the Effective Time, GBB shall establish an unfunded bonus retention pool for key ABD employees in an aggregate amount to be mutually agreed upon by ABD and GBB. In connection with any ABD Sale or Spin-Off, GBB shall cause the Person acquiring ABD to assume the obligations of GBB in this Section 5.13.

          5.14    Stock Options for ABD Employees.    As of the Effective Time and the one-year anniversary of the Effective Time, GBB will grant options to officers and employees of ABD in such amount to be mutually agreed upon by GBB and ABD. All such options shall be granted subject to and in accordance with the terms and conditions of the GBB stock option plans as then in effect.

          5.15    Affiliate Agreements.    Concurrently with the execution of this Agreement, (a) ABD shall deliver to GBB a letter identifying all persons who are then “affiliates” of ABD for purposes of Rule 145 under the Securities Act and (b) ABD shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use its best efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit F. ABD shall use its best efforts to obtain from any person who becomes an affiliate of ABD after ABD’s delivery of the letter referred to above, and on or prior to the date of the ABD shareholders’ meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit F hereto as soon as practicable after such person attains such status.

          5.16    Business Plan.    GBB and ABD agree that the Business Plan of ABD dated June 6, 2001 is the current Business Plan of ABD and that the parties have entered into this Agreement, and in particular the provisions providing for the Earn-Out Payments, in reliance on the parties’ mutual approval or concurrence in such Business Plan.

          5.17    Separate Account.    Immediately prior to the Effective Time, ABD shall create a separate account (the “Separate Account”) which account shall be deemed funded in the amount by which the Tangible Net Worth of ABD exceeded $4,882,500. Fred de Grosz and Bruce Basso, as officers of the Surviving Corporation or their designee shall have sole authority to sign checks or authorize withdrawals from the Separate Account for the purpose of paying expenses and liabilities of the Surviving Corporation or paying bonuses or severance compensation to employees and former employees of ABD.

          5.18    Tangible Net Worth.    Prior to the Closing Date, PwC shall deliver its calculation of the Tangible Net Worth of ABD to ABD. ABD shall have two Business Days thereafter to review such calculation. If ABD does not deliver to GBB a written notice of objection to such calculation specifying in reasonable detail its objections within such two Business Day period, such calculation of the Tangible Net Worth of ABD shall be final and binding on all parties. If after conducting such review, ABD advises GBB in writing no later than two Business Days after the delivery of PwC’s calculation of the Tangible Net Worth of ABD that it disputes the calculation of the Tangible Net Worth of ABD prepared by PwC, then the dispute shall be resolved as follows: The parties shall first negotiate in good faith to resolve any such disputed matters. If GBB and ABD cannot resolve a dispute regarding the calculation of the Tangible Net Worth of ABD, then such dispute shall be resolved by submission to binding arbitration in San Francisco, California, before a retired judge or justice. If GBB and ABD are unable to agree on a retired judge or justice, each party will name one retired judge or justice and the two persons so named will select a neutral judge or justice who will act as the sole arbitrator. The parties shall be entitled to take discovery in accordance with the provisions of the California Code of Civil Procedure, but either party may request that the arbitrator limit the amount or scope of discovery and, in determining whether to do so, the arbitrator shall balance the need for the discovery against the parties’ mutual desire to resolve disputes expeditiously and inexpensively. The prevailing party shall be entitled to recover all reasonable attorneys’ fees, expert fees, expenses and costs (whether or not such fees, expenses and costs are recoverable pursuant to the California Code of Civil Procedure).

ARTICLE VI
CONDITIONS PRECEDENT

          6. 1    Conditions Precedent—GBB, Newco and ABD.    The respective obligations of GBB, Newco and ABD to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time, unless waived by the parties pursuant to Section 7.5 hereof, to the extent permitted by applicable law.

          (a)  All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the Merger shall have been duly and validly taken by GBB, Newco and ABD.

          (b)  All approvals and consents from any Governmental Entity the approval or consent of which is required for the consummation of the Merger shall have been received and all statutory waiting periods in respect thereof shall have expired, including, but not limited to, the filing of the Certificate of Determination with the Secretary of State of the State of California.

          (c)  No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement.

          (d)  The Commissioner of Corporations shall have conducted the Hearing to determine the fairness of the terms of the transactions contemplated hereby and issued a permit pursuant to Section 25121 of the CSL authorizing the shares of GBB Preferred Stock to be issued in connection with the Merger.

          (e)  GBB shall have received the written opinion of its special tax counsel, which also shall be addressed to ABD, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Such opinion shall be based on such written representations from GBB and ABD as to factual matters as such counsel may reasonably require.

          (f)  The Surviving Corporation shall have received all permits, consents, licenses and approvals required for it to conduct all of the businesses conducted by ABD immediately prior to the Effective Time.

          6.2    Conditions Precedent—ABD.    The obligations of ABD to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by ABD pursuant to Section 7.5 hereof.

          (a)  Each of the representations and warranties of GBB contained in Article IV hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update made by GBB in accordance with Section 5.10.

          (b)  GBB and Newco shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by them pursuant to this Agreement on or prior to the Effective Time.

          (c)  GBB shall have delivered to ABD a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

          (d)  GBB shall have obtained all consents of other parties to their respective mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

          (e)  ABD shall have received the opinion of Linda M. Iannone, General Counsel of GBB, dated as of the Closing Date, and in form and substance satisfactory to the counsel of ABD, to the effect that: (a) GBB is a corporation validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby; (b) all corporate proceedings on the part of GBB necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; (c) this Agreement and the Agreement of Merger have been duly and validly authorized, executed and delivered on behalf of GBB and constitute (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of GBB; and (d) the shares of GBB Preferred Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

          6.3    Conditions Precedent—GBB and Newco.    The obligations of GBB and Newco to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by GBB pursuant to Section 7.5 hereof.

          (a)  Each of the representations and warranties of ABD contained in Article III hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update made by ABD in accordance with Section 5.10.

          (b)  ABD shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

          (c)  ABD shall have delivered to GBB a certificate, dated the Closing Date and signed by its President and Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

          (d)  ABD shall have obtained all consents of other parties to their respective mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder with respect to any such item which is material to ABD.

          (e)  Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, financial condition, results of operation or prospects of ABD.

          (f)  The key executives, management and other employees of ABD Previously Disclosed to GBB shall have entered into employment agreements with the Surviving Corporation substantially in the form attached hereto as Exhibit C and non-compete agreements substantially in the form attached hereto as Exhibit D.

          (g)  Frederick de Grosz and Bruce Basso shall have executed and delivered to GBB shareholder’s agreements substantially in the form attached hereto as Exhibit E-1. Each ABD Shareholder, other than Messrs. de Grosz and Basso, who beneficially owns .25% or more of the ABD Common Stock outstanding immediately prior to the Effective Time shall have executed and delivered to GBB shareholder’s agreements substantially in the form attached hereto as Exhibit E-2. Each other ABD Shareholder who beneficially owns ABD Common Stock outstanding immediately prior to the Effective Time shall have executed and delivered to GBB shareholder’s agreements substantially in the form attached hereto as Exhibit E–3.

          (h)  GBB shall have received satisfactory evidence that ABD has terminated all of the ABD Employee Plans and Benefit Arrangements that GBB has requested to be terminated.

          (i)  GBB shall have received satisfactory evidence that all ABD Rights, including options to acquire ABD Common Stock, shall have been either exercised or cancelled in accordance with Section 2.8.

          (j)  GBB shall have received from each Person named in the letter or otherwise referred to in Section 5.15 an executed copy of an agreement substantially in the form attached hereto as Exhibit F.

          (k)  Any and all approvals or consents of any Governmental Entity which are necessary to consummate the Merger and the transactions contemplated hereby, and any and all permits, consents, licenses and approvals required for the Surviving Corporation to conduct all the businesses conducted by ABD immediately prior to the Effective Time, shall have been granted without the imposition of any conditions which GBB deems, in its sole and absolute opinion, to materially adversely affect it or be materially burdensome.

          (l)  GBB’s election to become a financial holding company under the BHCA shall have become effective as provided in 12 CFR 225.82.

          (m)  GBB shall have received the opinion of McCutchen, Doyle, Brown & Enersen, LLP attorneys for ABD, and in form and substance satisfactory to the counsel of GBB, to the effect that: (a) ABD is a corporation validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby; (b) all corporate proceedings on the part of ABD necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; and (c) this Agreement and the Agreement of Merger have been duly and validly authorized, executed and delivered on behalf of ABD, and constitute (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of ABD.

          (n)  GBB shall have received written confirmation from PwC that based on its audit of the balance sheet of ABD as of December 31, 2001, the Tangible Net Worth of ABD was at least $4,882,500 million.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

          7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time:

          (a)  by the mutual consent in writing of the parties hereto;

          (b)  by GBB upon the failure of the ABD Shareholders to give the requisite approval of this Agreement and the transactions contemplated hereby;

          (c)  by GBB in writing if ABD has, or by ABD in writing if GBB has, in any material respect, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein which in the case of ABD would have, or could reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of ABD on a consolidated basis, and in the case of GBB would have, or could reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis, and such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

          (d)  by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or, in the case of GBB, are approved in a manner which does not satisfy the requirements of Section 6.3(k) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect his, her or its agreements set forth herein to be performed or observed by such parties at or before the Effective Time;

          (e)  by any party hereto in writing if the Effective Time has not occurred by September 30, 2002; provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party’s obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by such date;

          (f)  by ABD or GBB if the average daily closing sales price of the GBB Common Stock on the Nasdaq Stock Market’s National Market System is less than $19.35 during the last 10 consecutive Trading Days ending on the third Trading Day immediately prior to the Closing Date; and

          (g)  by ABD if GBB shall have entered into a definitive agreement which would result in a Change in Control that includes as a condition precedent to such Change in Control that GBB terminate this Agreement.

          GBB and Newco shall be treated as a single entity for purposes of this Section 7.1.

          7.2    Effect of Termination.    In the event of termination of this Agreement by either ABD or GBB as provided in Section 7.1, neither ABD nor GBB or Newco shall have any further obligation or liability to the other party except (a) with respect to the last sentences of each of Section 5.4(a) and 5.4(b); (b) Section 9.1, (c) this Section 7.2; and (d) to the extent such termination results from a party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

          7.3    Force Majeure.    The parties agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, act of terrorism and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

ARTICLE VIII
INDEMNIFICATION

          8.1    Survival of Representations.    All representations, warranties, covenants, indemnities and other agreements made by ABD herein shall be deemed made as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive for a period of two (2) years after the Effective Time. Notwithstanding anything herein to the contrary, any representation, warranty, covenant, agreement or indemnity which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim until the final resolution thereof.

          8.2    Indemnification by the ABD Shareholders; Right to Offset.

          (a)  Anything in this Agreement to the contrary notwithstanding, subject to the provisions of this Article VIII, the ABD Shareholders hereby agree to jointly and severally indemnify, defend and hold GBB, the Surviving Corporation and their respective officers and directors, and each Person, if any, who controls or may control GBB within the meaning of the Securities Act (all such Persons hereinafter are referred to individually as a “GBB Indemnified Person” and collectively as “GBB Indemnified Persons,” but in no event shall any ABD Shareholder prior to the Effective Time be such a GBB Indemnified Person) harmless against all Losses resulting from, imposed upon or incurred by any GBB Indemnified Person, directly or indirectly, as a result of any of the following:

          (i)  any inaccuracy or breach of a representation or warranty of ABD given or made by ABD in this Agreement or in any certificate, document or agreement delivered by or on behalf of ABD pursuant hereto;

          (ii)  any failure by ABD to perform or comply with any covenant or agreement contained in this Agreement or in any certificate, document or agreement delivered by or on behalf of ABD pursuant hereto; and

          (iii)  The conduct and operation of the business of ABD prior to the Effective Time, except to the extent any such Loss had been accrued as a liability on the balance sheet used to calculate the Tangible Net Worth of ABD as of December 31, 2001.

          (b)  In the event, from time to time, any GBB Indemnified Person or the ABD Shareholders’ Representative determines that any GBB Indemnified Person has suffered a Loss for which indemnification is available pursuant to this Article VIII, the following procedure shall be followed:

          (i)  GBB Indemnified Person shall give written notice of any such claim (a “Loss Notice”) to the ABD Shareholders’ Representative specifying in reasonable detail the amount of the claimed Loss (the “Loss Amount”) and the basis for such Loss and that GBB intends to offset against the Aggregate Earn–Out Payments for any Earn-Out Period (including the modification of the Aggregate Earn-Out Payments pursuant to Section 2(c)(v) relating to the Change in Control Payment and pursuant to Section 2(c)(vi) relating to the ABD Sale Payment) and Pro-Rata Amounts with respect thereto payable pursuant to Section 2(c) of this Agreement.

          (ii)  Within ten (10) days after delivery of a Loss Notice, the ABD Shareholders’ Representative shall provide to GBB and the GBB Indemnified Person (if not the same Person), a written response (a “Response Notice”) in which the ABD Shareholders’ Representative will (i) agree that an offset in the full Loss Amount may be made against such Aggregate Earn–Out Payments, (ii) agree that an offset in an amount equal to part, but not all, of the Loss Amount (the “Agreed Amount”) may be made against such Aggregate Earn–Out Payments or (iii) contest making any offset against such Aggregate Earn–Out Payments. The ABD Shareholders’ Representative may contest an offset against such Aggregate Earn–Out Payments upon a good faith belief that all or such portion of such offset does not constitute a Loss for which the GBB

Indemnified Person is entitled to indemnification under this Article VIII. If no Response Notice is delivered by the Shareholders’ Representative within such ten (10) day period, the ABD Shareholders shall be deemed to have agreed that an offset in the full Loss Amount may be made against such Aggregate Earn–Out Payments.

          (iii)  If the ABD Shareholders’ Representative in the Response Notice agrees (or is deemed to have agreed), that an offset may be made against such Aggregate Earn–Out Payments in an amount equal to the Loss Amount, such Aggregate Earn–Out Payments shall be reduced in the following manner. With respect to each Earn–Out Period (or the Change in Control Payment or ABD Sale Payment), the cash to be included in the Aggregate Earn–Out Payments for such Earn–Out Period as determined pursuant to Section 2.3(c)(ii) and (iii) (or the Change in Control Payment or ABD Sale Payment) shall be reduced by an amount equal to 60% of the Loss Amount and the stock to be included in the Aggregate Earn–Out Payment for such Earn-Out Period as determined pursuant to Section 2.3(c)(ii) and (iii) (or the Change in Control Payment or ABD Sale Payment) shall be reduced by a number of shares (rounded to the nearest whole share) of GBB Preferred Stock or GBB common stock, whichever is applicable, equal to 40% of the Loss Amount divided by the fair market value of such security. The fair market value of the GBB Preferred Stock shall be determined as provided in Section 2.3(c)(iv) and the fair market value of the GBB common stock shall be determined as provided in Section 2.3(c)(v)(3). The Pro-Rata Amount of the Aggregate Earn–Out Payments for such Earn–Out Period (or the Change in Control Payment or ABD Sale Payment) otherwise payable to each ABD Shareholder shall be proportionately reduced to reflect the amount of cash and securities deducted pursuant to this Section 8.2(b)(iii). If the Loss Amount exceeds the Aggregate Earn–Out Payments for any Earn–Out Period, such excess Loss Amount shall be carried over to the next Earn–Out Period (or the Change in Control Payment or ABD Sale Payment if such payment is required to be made prior to the end of the next Earn-Out Period) and the Aggregate Earn–Out Payments for such subsequent Earn–Out Period (or the Change in Control Payment or ABD Sale Payment if such payment is required to be made prior to the end of the next Earn-Out Period) shall be reduced in the same manner as provided in this Section 8.1(b)(iii).

          (iv)  If the ABD Shareholders’ Representative in the Response Notice agrees that an offset in an Agreed Amount may be made against such Aggregate Earn–Out Payments, the Aggregate Earn–Out Payments for each Earn–Out Period (or the Change in Control Payment or ABD Sale Payment if such payment is required to be made prior to the end of the next Earn-Out Period) shall be reduced in an amount equal to the Agreed Amount in the same manner as provided in Section 8.1(b)(iii).

          (v)  If the ABD Shareholders’ Representative in the Response Notice contests an offset against such Aggregate Earn–Out Payments equal to all or any part of the Loss Amount (the “Contested Amount”), the GBB Indemnified Person and the ABD Shareholders’ Representative shall negotiate in good faith to resolve any such dispute. If any such dispute involving claims of less than $1,000,000 cannot be resolved within fifteen (15) days after the receipt by GBB of the Response Notice, the GBB Indemnified Person and the ABD Shareholders’ Representative shall submit the matter to the San Francisco office of the American Arbitration Association (“AAA”) for binding arbitration to be conducted in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the GBB Indemnified Person and the ABD Shareholders’ Representative will furnish to AAA such workpapers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter, (B) the determination by AAA, as set forth in a notice delivered to the GBB Indemnified Person and the ABD Shareholders’ Representative by AAA, will be binding and conclusive on such parties. The Aggregate Earn-Out Payments for each Earn–Out Period (or the Change in Control Payment or ABD Sale Payment if such payment is required to be made prior to the end of any Earn-Out Period) shall be reduced by an amount equal to the dollar amount of the award set forth in such determination (as evidenced by such notice from AAA) in the same manner as provided in Section 8(b)(iii).

          (vi)  In connection with any such commercial arbitration, the following rules also shall apply: (A) any party shall have the right to have counsel represent such party at the arbitration hearing and in pre-arbitration proceedings; (B) all parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure; (C) the arbitrator(s) shall have the authority to resolve any discovery disputes and to invoke an action to cease further discovery; (D) each party to any arbitration proceeding shall have the right to a written transcript made of the arbitration proceedings; (E) each party shall have the right to file post-arbitration briefs, which shall be considered by the arbitrator(s); and (F) each party shall bear its own costs and expenses and attorney’s fees in connection with such arbitration except that the Surviving Corporation shall advance any costs of the ABD Shareholders.

          (vii)  In the event of any disputes involving claims of $1,000,000 or more, any party shall have the right to bring such action in any state or federal court of competent jurisdiction in the State of California. The Aggregate Earn–Out Payments for each Earn–Out Period (or the Change in Control Payment or ABD Sale Payment if such payment is required to be made prior to the end of any Earn-Out Period) shall be reduced by an amount equal to the dollar amount of the non-appealable judgment of such a court of competent jurisdiction in the same manner as provided in Section 8(b)(iii).

          (viii)  If at the end of the last Earn–Out Period (or at the time of the Change in Control Payment or ABD Sale Payment if such payment is required to be made prior to the end of any Earn-Out Period), there is any Contested Amount still unresolved, GBB shall withhold from the Aggregate Earn–Out Payments for such Earn–Out Period (or the Change in Control Payment or ABD Sale Payment if such payment is required to be made prior to the end of any Earn-Out Period) an amount equal to the lesser of the Contested Amount or the amount of such Aggregate Earn–Out Payment (or Change in Control Payment or ABD Sale Payment, if applicable) (the “Holdback Amount”). The Holdback Amount shall be comprised to the extent possible of cash to be included in such Aggregate Earn–Out Payments (or Change in Control Payment or ABD Sale Payment if applicable) in an amount equal to sixty percent (60%) of the Holdback Amount and of a number of shares of GBB Preferred Stock or GBB common stock, whichever is applicable, equal to 40% of the Holdback Amount divided by the fair market value of such security. If the Holdback Amount cannot be allocated in these proportions between cash and stock, it shall then be allocated as closely as possible to these percentages. The fair market value of such security shall be determined as provided in Section 8.2(b)(iii). The Pro Rata Amount of the Aggregate Earn–Out Payments for such Earn–Out Period (or the Change in Control Payment or ABD Sale Payment) otherwise payable to each ABD Shareholder shall be proportionally reduced to reflect the amount of the cash and securities required to be withheld pursuant to this Section 8.2(b)(viii), and such Holdback Amount shall be distributed to the ABD Shareholders or GBB, as the case may be, only in accordance with the terms of this Agreement. The Holdback Amount will be retained by GBB as security for the performance of the indemnity obligations of the ABD Shareholders under Section 8.2 of this Agreement, subject to reduction for any unresolved indemnification claims of GBB pursuant to Section 8.2. Each ABD Shareholder who votes in favor of the Merger pursuant to the terms hereof by such vote, without any further action, and each ABD Shareholder who receives cash and GBB Preferred Stock in connection with Merger, by acceptance thereof and without any further action, hereby confirms and agrees to the grant to GBB of the security interest in the Holdback Amount and grants to GBB a continuing limited power of attorney, coupled with an interest to deal with the Holdback Amount as provided in this Section 8.2(b)(viii), and such power of attorney is not revocable until the final determination and settlement of any Contested Amounts pursuant to Section 8.2 of this Agreement. To the extent it is determined that GBB is entitled to be indemnified with respect to any portion of the Contested Amount pursuant to Section 8.2, GBB shall have the right to deduct from the Holdback Amount such portion of the Contested Amount allocable between the cash and securities included in the Holdback Amount as GBB determines in its sole discretion. If after all Contested Amounts are resolved as provided in Section 8.2 and any portion of the Holdback Amount remains, GBB shall thereafter distribute such remaining Holdback Amount plus an amount equal to the interest that would be deemed earned on such remaining Holdback Amount distributed to the ABD Shareholders calculated at the rate of 5% per annum on such remaining Holdback Amount on the basis of 365 day year from the date the Holdback Amount is withheld to the date of repayment of any such remaining Holdback Amount is withheld to the date of repayment of any such remaining Holdback Amount to the ABD Shareholders pursuant to this Section 8.2(b)(vii) to the ABD Shareholders prorata in accordance with the number of shares of issued and outstanding ABD Common Stock held by such ABD Shareholder immediately prior to the Effective Time as reflected in the report provided by ABD to GBB and the Exchange Agent at Closing.

          (c)  The indemnity obligations of the shareholders of ABD under this Article VIII shall be only satisfied through the exercise by GBB of the right of offset against the Aggregate Earn–Out Payments (or the Change in Control Payment or ABD Sale Payment) otherwise issuable pursuant to Section 2.3(c).

          (d)  The exercise of such right of offset by GBB in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit GBB in any manner in the enforcement of any other remedies available to GBB.

          (e)  Notwithstanding the foregoing provisions of this Section 8.2 to the contrary, the following limitations with respect to the indemnification obligations of the ABD Shareholders under Article VIII shall apply:

          (i)  The ABD Shareholders shall not be liable for any amounts under this Section 8.2 unless and until the aggregate of Losses suffered by the GBB Indemnified Party(ies) from all claims for indemnification exceed $75,000, in which case the ABD Shareholders shall be liable for the full amount of Losses suffered by the GBB Indemnified Party(ies), including the first $75,000; and

          (ii)  In no event shall the ABD Shareholders be liable to the GBB Indemnified Party(ies) for amounts under this Article VIII aggregating in excess of $50,000,000; provided, however, that the limitations set forth in this clause (ii) shall not apply with respect to any Loss which is the result of fraud or intentional misrepresentation on the part of ABD or the ABD Shareholders.

          8.3    Third Party Claims.    The obligations and liabilities of the ABD Shareholders with respect to their respective indemnities pursuant to this Article VIII, resulting from any third party claim (“Third Party Claim”) shall be subject to the following terms and conditions:

          (a)    The party seeking indemnification (the “Indemnified Party”) must give the party obligated to indemnify (the “Indemnifying Party”), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article VIII, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

          (b)    Subject to Section 8.3(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party’s risk and expense.

          (c)    In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 8.3, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

          (d)    Anything in this Section 8.3 to the contrary notwithstanding, neither the Indemnified Party nor the Indemnifying Party shall, without the other party’s written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party. In all cases where such release is granted, if a firm written offer is made to settle any Third Party Claim, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement then (A) the Indemnifying Party shall be excused from and the Indemnified Party shall be solely responsible for all further defense of such Third Party Claim; (B) the maximum liability of the Indemnifying Party relating to such Third Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such Third Party Claim is greater than the amount of the proposed settlement; and (C) the Indemnified Party shall pay all attorney’s fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party, but if the amount thereafter recovered by such Third Party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall be reimbursed by the Indemnifying Party for such attorney’s fees and legal costs and expenses up to the maximum amount equal to the difference between the amount recovered by such Third Party and the amount of the proposed settlement.

          8.4    No Recourse against ABD, GBB or the Surviving Corporation.    Each ABD Shareholder hereby irrevocably waives any and all right to recourse against ABD, GBB or the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by ABD in this Agreement or any other agreements and documents executed or to be executed by the parties hereto in order to consummate the transactions contemplated by this Agreement. No ABD Shareholder shall be entitled to, and each ABD Shareholder hereby irrevocably waives any right to, contribution from, subrogation to, indemnification from or recovery against ABD, GBB or the Surviving Corporation with respect to any liability of any ABD Shareholder that may arise under or pursuant to this Agreement or any of the other agreements and documents executed or to be executed by the parties hereto in order to consummate the transactions contemplated by this Agreement or such other agreements and documents contemplated hereby, whether in such person’s capacity as a shareholder, director, officer, employee or agent of ABD. Notwithstanding the foregoing, the Surviving Corporation shall advance costs of defense of any Third Party Claim and the ABD Shareholders shall not be required to advance any funds for the defense of any such Third Party Claim. Each ABD Shareholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each ABD Shareholder who receives cash and shares of GBB Preferred Stock in connection with the Merger, by acceptance thereof and without any further action, agrees to the provisions of this Article VIII.

          8.5    ABD Shareholders’ Representative.    Fred de Grosz shall, by virtue of the Merger, be appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the ABD Shareholders (with full power of substitution in the premises), in connection with the indemnity provisions of Article VIII as they relate to ABD and the ABD Shareholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to review all claims for indemnification asserted by a GBB Indemnified Person, and, to the extent deemed appropriate, dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such claims, (ii) to compromise on their behalf with GBB any claims asserted thereunder, (iii) to authorize payments to be made with respect to any such claims for indemnification, (iv) to execute and deliver on behalf of the ABD Shareholders any document or agreement contemplated by or necessary or desirable in connection with this Agreement, (v) to make such decisions or take such actions as may be necessary with respect to the determination of the EBITDA of ABD, the Hurdle EBITDA, Forecast EDITDA and Hurdle Amount, and (vi) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the ABD Shareholders as are authorized in this Agreement (the above named representative, as well as any subsequent representative of the ABD Shareholders appointed by the ABD Shareholders being referred to herein as the “ABD Shareholders’ Representative”). The ABD Shareholders’ Representative shall not be liable to any ABD Shareholder, GBB, the Surviving Corporation or their respective affiliates or any other Person with respect to any action taken or omitted to be taken by the ABD Shareholders’ Representative in his role as ABD Shareholders’ Representative under or in connection with this Agreement unless such action or omission results from or arises out of fraud, gross negligence or willful misconduct on the part of the ABD Shareholders’ Representative. GBB and the Surviving Corporation shall be entitled to rely on such appointment and treat such ABD Shareholders’ Representative as the duly appointed attorney-in-fact of each ABD Shareholder. Each ABD Shareholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each shareholder of ABD who receives cash and GBB Preferred Stock in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority. Should the named ABD Shareholders’ Representative fail or cease to serve hereunder as such, the Persons who held a majority of ABD Common Stock outstanding immediately prior to the Effective Time shall be entitled to elect a successor ABD Shareholders’ Representative.

          8.6    Indemnification in Case of Strict Liability or Indemnitee Negligence.    THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VIII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

ARTICLE IX
MISCELLANEOUS

          9.1    Expenses.    (a)    Except as otherwise provided herein, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that a party hereto shall not be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b)    As an inducement to GBB to enter into this Agreement, in the event this Agreement is terminated by GBB pursuant to Section 7.1(b), ABD shall wire to GBB within three Business Days of the date of such termination $2,000,000, which amount the parties acknowledge as representing (i) GBB’s expenses incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including GBB’s management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) GBB’s indirect expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) GBB’s loss as a result of the transactions contemplated by this Agreement not being consummated.

          (c)    As an inducement to ABD to enter into this Agreement, in the event this Agreement is terminated by GBB pursuant to Section 7.1(g), GBB shall wire to ABD within three Business Days of the date of such termination $2,000,000, which amount the parties acknowledge as representing (i) ADB’s expenses incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including ABD’s management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) ABD’s indirect expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) ABD’s loss as a result of the transactions contemplated by this Agreement not being consummated.

          9.2    Entire Agreement.    Each exhibit and letter delivered pursuant to his Agreement shall constitute a part of the Agreement, although the exhibits and letters need not be attached to each copy of the Agreement. This Agreement, together with such exhibits and letters, constitutes contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral other than the Confidentiality Agreement, dated March 2, 2001, between ABD and GBB.

          9.3    Assignment; Successors.    None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

          9.4    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

          If to GBB or Newco:

Greater Bay Bancorp
400 Emerson Street, 3rd Floor
Palo Alto, California 94301
Attention: President and Chief Executive Officer
Facsimile No: (650)473-9419

          With a copy to:

Greater Bay Bancorp
400 Emerson Street, 3rd Floor
Palo Alto, California 94301
Attention: General Counsel
Facsimile No: (650)473-9419

          If to ABD:

Alburger Basso de Grosz Insurance Services, Inc.
305 Walnut Street
Redwood City, California 94063
Attention: President and Chief Executive Officer
Facsimile No: (650)839-6975

          With a copy to:

McCutchen, Doyle, Brown & Enersen, LLP
Three Embarcadero Center
San Francisco, California 94111
Attention: Thomas G. Reddy, Esq.
Facsimile No: (415) 393-2286

          If to the ABD Shareholders’ Representative:

Fred de Grosz
C/o Alburger Basso de Grosz Insurance Services, Inc.
305 Walnut Street
Redwood City, California 94063
Facsimile No: (650)839-6975

          Any such notice, request, instruction or other document shall be deemed received (a) on the date delivered personally or delivered by confirmed facsimile transmission, (b) on the next Business Day after it was sent by overnight courier, postage prepaid; or (c) on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

          9.5    Alternative Structure.    Notwithstanding any provision of this Agreement to the contrary, GBB may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of ABD set forth herein, provided that any such modification may be effected only if (a) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 6.1(e) hereof, (b) the consideration to be paid to the ABD Shareholders is not thereby changed in kind or reduced in amount as a result of such modification and (c) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of GBB and Newco set forth in Sections 6.1 and 6.3 hereof.

          9.6    Interpretation.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

          9.7    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          9.8    Third Parties.    Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term “parties” shall refer only to GBB, Newco and ABD.

          9.9    Knowledge.    Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any party or another Person, such party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted. With respect to ABD, any statement made “to the knowledge” or “to the best knowledge” of ABD shall be limited to those Persons who are members of the ABD Executive Committee.

          9.10    Governing Law.    This Agreement is made and entered into in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

          9.11    Severability.    If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

          9.12    Attorneys’ Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

          9.13    Waiver.    Each party hereto, by written instrument signed by such party, may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other party or parties, (c) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (d) the performance by the other party or parties of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 9.14 hereof shall not modify either the amount or form of the consideration to be provided hereby to the ABD Shareholders upon consummation of the Merger or otherwise materially adversely affect such ABD Shareholders without the approval of the ABD Shareholders.

          9.14    Amendment or Supplement.    This Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto, subject to the proviso to Section 9.13 hereof. Any such amendment or supplement must be in writing and, in the case of a corporate party hereto, authorized by or under the direction of its Board of Directors.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts as of the day and year first above written.

GREATER BAY BANCORP	ALBURGER BASSO DE GROSZ INSURANCE SERVICES, INC.

/s/ DAVID L. KALKBRENNER By: Name: David L. Kalkbrenner Title: President and CEO	/s/ FREDERICK DEGROSZ By: Name: Frederick deGrosz Title: President and CEO

/s/ DUNCAN MATTESON By: Name: Duncan Matteson Title: Chairman

GBBK CORP.

/s/ DAVID L. KALKBRENNER By: Name: David L. Kalkbrenner Title: President and CEO

          The undersigned hereby acknowledges his appointment as the ABD Shareholders’ Representative hereunder and his willingness to fulfill the duties of the ABD Shareholders’ Representative as contemplated by this Agreement.

/s/ FREDERICK DEGROSZ Name: Frederick DeGrosz

Appendix A

Earn Out Period	Hurdle EBITDA	Forecast EBITDA	Hurdle Amount
2002	$23.0 million	$25.3 million	$21.0 million
2003	$24.0 million	$29.6 million	$23.5 million
2004	$25.0 million	$34.6 million	$25.5 million
2005	$26.0 million	$40.3 million	Not Applicable

          The Hurdle EBITDA, Forecast EBITDA and Hurdle Amount for each Earn–Out Period are subject to adjustment if ABD acquires any other insurance agencies during such Earn-Out Period as follows:

          For each agency acquired during the Earn–Out Period with pro forma EBITDA of $5.0 million per annum or less, the “Basic Formula” outlined below will apply subject to the limit included in the “Basic Formula”. If the acquired agency has pro forma EBITDA in excess of $5.0 million the management of GBB and the ABD Shareholders’ Representative will mutually agree on a formula specific to such an acquisition, or will agree on a cost of capital (“COC”) appropriate for the acquisition to reflect the return on investment expectation of GBB shareholders and the risks of the project and the Hurdle EBITDA, Forecast EBITDA and Hurdle Amount for each Earn-Out Period will be adjusted accordingly.

The Basic Formula:

•	For each acquisition identified by ABD, the post acquisition EBITDA actually generated by the acquisition will be included in ABD’s EBITDA for the applicable Earn–Out Period.

•	Each acquisition will have a COC charge of 15% calculated based on the purchase price. This level is reflective of GBB’s current minimum level of internal rate of return on such acquisitions.

•	For the purpose of the Base Earn-Out Payment for each Earn-Out Period, the COC charge will not be added to Hurdle EBITDA for each Earn-Out Period.

•
For purposes of the Incremental Earn-Out Payment and Excess Earn-Out Payment for each Earn-Out Period the Hurdle EBITDA and Forecast EBITDA for each Earn-Out Period will be increased by the amount of the COC charge.

•
The “Basic Formula” will apply only as long as the cumulative pro forma EBITDA of all acquisitions effected under the Basic Formula does not exceed in any of the four Earn-Out Periods, 25% of the Forecast EBITDA for such Earn-Out Period. Once that threshold is reached, GBB and the ABD Shareholders’ Representative will agree to a mutually acceptable amendment to the Basic Formula or a new formula specific to the situation as applicable and the Hurdle EBITDA, Forecast EBITDA and Hurdle Amount for each such Earn-Out Period shall be modified accordingly.

          The Basic Formula described above assumes the following five key elements:

•	Future acquisitions must be accretive to the combined entity and generate return on equity in the 20-25% range consistent with GBB’s historical return on equity performance

•	No single acquisition may exceed $5.0 million of annual pro-forma acquired EBITDA

•
A maximum acquisition EBITDA multiple of 6.0x is applied; the need to apply an acquisition multiple in excess of 6.0x will require a mutual reassessment by GBB and the ABD Shareholders’ Representative of the Basic Formula

•	A GBB COC of 15%

•	The Basic Formula only applies until December 31, 2005.

          An illustrative example to highlight the parameters outlined above is attached to this Appendix A as Exhibit 1.